                            SECURITIES AND EXCHANGE COMMISSION
                                  Washington, D.C. 20549

                                         FORM S-1
                             POST-EFFECTIVE AMENDMENT NO. 10

                          TO REGISTRATION STATEMENT NO. 33-28976

                                          Under

                                The Securities Act of 1933

                                IDS Life Insurance Company

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                    (Exact name of registrant as specified in charter)

                                        Minnesota

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              (State or other jurisdiction of incorporation or organization)

                                            63

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                 (Primary Standard Industrial Classification Code Number)

                                        41-0823832

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                           (I.R.S. Employer Identification No.)

                         IDS Tower 10, Minneapolis, MN 55440-0010
                                      (612) 671-3131

--------------------------------------------------------------------------------
              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   Bruce Kohn, Counsel
                                IDS Life Insurance Company

                     IDS Tower 10, Minneapolis, Minnesota 55440-0010
                                      (612) 671-2221

--------------------------------------------------------------------------------
                 Name, address, including zip code, and telephone number,
                        including area code, of agent for service)

             It is proposed that this filing become effective on May 1, 1998.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]


                                              Calculation of Registration Fee
-- ----------------------- ----------------------------- ------------------------------ --------------------------------------
                                                                                       Proposed
Title of each class                                           Proposed                  maximum
of securities to be                Amount to be            maximum offering          aggregate offering         Amount of
  registered                       registered              price per unit               price                registration fee
-------------------------------------------- ----------------------- ----------------------------- ------------------------------ -
Interests  in a group market value
annuity contract and individual       N/A
market value annuity contracts
or non-tax qualified purchases.

                                   IDS LIFE ACCOUNT MGA
                GROUP AND INDIVIDUAL MARKET VALUE ANNUITY CONTRACTS ISSUED

                                            BY

                                IDS LIFE INSURANCE COMPANY

                                  Cross-Reference Sheet
                                Pursuant to Regulation S-K

                                       Item 501(b)

Form S-1 Item Number and Caption                     Location in Prospectus

1.  Forepart of the Registration
    Statement and Outside Front

    Cover Page of Prospectus.........................Outside Front Cover

2.  Inside Front and Outside Back

    Cover Pages of Prospectus........................Table of Contents
                                                     (inside front cover)

3.  Summary Information, Risk Factors
    and Ratio of Earnings to Fixed

    Charges..........................................The Guaranteed Term Annuity
                                                     in brief, Not Applicable

4   Use of Proceeds..................................Investments by IDS Life

5.  Determination of Offering Price..................Not Applicable

6.  Dilution.........................................Not Applicable

7.  Selling Security Holders.........................Not Applicable

8.  Plan of Distribution.............................Distribution of contracts

9.  Description of Securities to Be

    Registered.......................................Description of contracts

10. Interests of Named Experts and

    Counsel..........................................Not Applicable

11. Information with Respect to the

    Registrant.......................................The Company; Directors and
                                                     executive officers;
                                                     Executive compensation;
                                                     Security ownership of
                                                     management; Legal
                                                     proceedings and opinion;
                                                     and Financial statements

12. Disclosure of Commission Position
    on Indemnification for Securities

    Act Liabilities..................................See Item 14 in Part II

                                         PART I.

                            INFORMATION REQUIRED IN PROSPECTUS

                Attached hereto and made a part hereof is the Prospectus.

IDS Life Guaranteed Term Annuity
Prospectus, May 1, 1998

This prospectus describes interests in a group market value annuity contract and individual market value annuity contracts offered by IDS Life Insurance Company (IDS Life) to the general public for non-tax qualified and tax qualified purchases. Participation in a group contract will be accounted for separately by the issuance of a certificate showing your interest under the group contract. Participation in an individual contract is shown by the issuance of an individual annuity contract. The certificate and the individual contract are both referred to as the "contract."

IDS Life may offer this contract in the following tax qualified programs: (1) plans qualified under Section 401(a), 401(k) or 403(a) of the Internal Revenue Code of 1986, as amended (the Code); (2) annuity purchase plans adopted by public school systems and certain tax-exempt organizations pursuant to Section 403(b) of the Code; (3) individual retirement annuities (IRAs), SIMPLE IRAs and Simplified Employee Pension (SEP) Plans eligible under Section 408 of the Code;
(4) contracts purchased by the U.S. government, the government of any state or political subdivision thereof, or by any agency or instrumentality (within the meaning of Section 414(d) of the Code), for use in satisfying its obligation to provide a benefit under a governmental plan; and (5) deferred compensation plans under Section 457 of the Code.


A minimum purchase payment of at least $5,000 must accompany the application for a contract. No additional payment is permitted under a contract. The accumulation value will be guaranteed by the general assets of IDS Life. IDS Life generally intends to invest funds received in relation to contracts in a variety of debt instruments having price durations which tend to match the applicable contract.

IDS Life Account MGA
Group and Individual Market
Value Annuity Contracts

Sold by:
IDS Life Insurance Company

IDS Tower 10
Minneapolis, MN 55440-0010
Telephone: 800-437-0602


These securities may be subject to a substantial surrender charge and/or market value adjustment if not held to the end of the guarantee period that could result in your receipt of less than your original purchase payment.


For renewal guarantee periods, the renewal interest rate will be declared by IDS Life based on various factors. It may be higher or lower than the previous guaranteed interest rate.

The minimum guaranteed renewal interest rate is 3%.

These securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

IDS Life is not a bank or financial institution, and the securities it offers are not deposits or obligations of, backed or guaranteed or endorsed by any bank or financial institution nor are they insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other agency. Investments in this annuity involve investment risk including the possible loss of principal.

Table of contents                                               Page

The Guaranteed Term Annuity in brief............................

Key terms.......................................................

Description of contracts........................................
General.........................................................
Application and purchase payment................................
Right to cancel.................................................
Guarantee periods...............................................
Surrenders......................................................
Surrender charge................................................
Market value adjustment.........................................
Premium taxes...................................................
Death benefit prior to settlement...............................
Statement.......................................................
Electing the settlement date and form of annuity................

Amendment, distribution and assignment of contracts ............
Amendment of contracts..........................................
Distribution of contracts.......................................
Assignment of contracts.........................................

Federal tax considerations......................................

The Company.....................................................
Business........................................................
Investments by IDS Life.........................................
Selected financial data.........................................
Management's discussion and analysis of consolidated
financial condition and results of operations...................

Directors and executive officers................................
Executive compensation..........................................
Security ownership of management................................

Legal proceedings and opinion...................................

Experts.........................................................

Appendix A - Partial surrender illustration.....................

Appendix B - Market value adjustment illustration...............

IDS Life financial information..................................

The Guaranteed Term Annuity in brief

Contracts: IDS Life is offering group and individual market value annuities to the general public for non-tax qualified and tax qualified purchases. IDS Life is a wholly owned subsidiary of American Express Financial Corporation, which itself is a wholly owned subsidiary of American Express Company. As described in this prospectus, market value annuity contracts have a guaranteed interest rate that is credited to the purchase payment when it is held to the end of the guarantee period (the renewal date). Surrenders before the renewal date are subject to a market value adjustment and a surrender charge (if applicable).

Guarantee periods: When a payment is made under an application, the applicant selects a guarantee period from among those then offered by IDS Life. During this guarantee period, the purchase payment earns interest at the applicable guaranteed interest rate as established by IDS Life. Interest is credited on a daily basis and the interest credited earns interest at the applicable guaranteed interest rate as established by IDS Life. (p.)

Renewal guarantee periods: At the end of each guarantee period, a renewal guarantee period of one year will begin, unless the owner elects a different duration. The owner must elect the length of a renewal guarantee period during the 30 days before the end of the previous guarantee period. Failure to make an election will result in an automatic renewal for a period of one year. As of the first day of each renewal guarantee period the renewal value will earn interest at the then applicable renewal guaranteed interest rate and the interest credited will earn interest at the then applicable renewal guaranteed interest rate. (p. )

Surrenders: Subject to certain restrictions, partial or total surrenders are permitted. We may defer payment of any surrender for a period up to six months from the date we receive notice of surrender or the period permitted by state law, if less. A deferral of payment will not be for a period greater than seven days except under extraordinary circumstances. We will pay annual interest of at least 3% of any amounts deferred for more than thirty days during such period if we choose to exercise this deferral right. (p. )

Surrender charge: Surrenders may be subject to a surrender charge and/or a market value adjustment. Before the eighth contract anniversary, a surrender charge beginning at a maximum of 8% will be assessed if you surrender. No surrender charge will be applied for any surrenders after the eighth contract anniversary or if the surrender occurs on the last day of a guarantee period. We will waive the surrender charge in certain instances. (p. )

Market value adjustment: A market value adjustment will be applied when the surrender occurs before the renewal date. No market value adjustment will be applied to any surrender effective as of the end of a guarantee period. The market adjusted value will reflect the relationship, at the time of surrender, between the rate we then are crediting on purchase payments to new contracts with the same durations as the time remaining in the guarantee period, and the guaranteed interest rate applicable to that contract. Generally, significant factors affecting the amount of the market value adjustment are the level of interest rates on investments that are similar to those supporting current contract purchase payments and the time remaining to the end of the guarantee period. The market adjusted value is sensitive, therefore, to changes in current interest rates. The level of the market value adjustment is dependent on the current interest rate at the time of surrender. The market value adjustment may increase or decrease the value of this investment before the renewal date. It is possible that the amount you receive on surrender would be less than your original purchase payment if interest rates increase. Also, if interest rates decrease, the amount you receive on surrender may be more than your original purchase payment and accrued interest. The market adjusted value also affects settlements under an annuity payment plan. (p. )

Premium taxes: We reserve the right to deduct applicable premium taxes from the accumulation value of the contract. State premium taxes range from 0 to 3.5% of the gross purchase payments. (p. )

Death benefit prior to settlement: The contract provides for a guaranteed death benefit. In the event of the death of the annuitant or owner prior to the settlement date, IDS Life will pay to the owner or beneficiary the death benefit in lieu of any other payment under the contract. The amount of the death benefit will equal the accumulation value. (p. )

Electing the settlement date and form of annuity: On the settlement date specified by the owner, IDS Life will pay the owner a lump sum payment or start to pay a series of payments. A series of payments may be elected under certain annuity plans. (p. )

Key terms

In this prospectus, "we", "us" and "IDS Life" refer to IDS Life Insurance Company and "you" and "yours" refer to an owner who has been issued a contract.

These terms can help you understand details about your annuity:

Accumulation value - The value of the purchase payment plus interest credited, adjusted for any surrenders.

Annuitant - The person on whose life monthly annuity payments depend.

Annuity  -  A  contract   purchased  from  an  insurance   company  that  offers
tax-deferred growth of the purchase payment until earnings are withdrawn.


Cash surrender value - The market adjusted value less any applicable surrender charge. On the last day of a guarantee period, the cash surrender value is the accumulation value.


Contract anniversary - The same day and month as the contract date each year that the contract remains in force.

Contract date - The effective date of the contract as designated in the contract.

Current interest rate - The applicable interest rate contained in a schedule of rates established by us from time to time for various guarantee periods.

Initial guarantee period - The period during which the initial guarantee rate will be credited.

Initial guarantee rate - The rate of interest credited to the purchase payment during the initial guarantee period.

Market adjusted value - The accumulation value adjusted by the market adjusted value formula, on any date before the end of the guarantee period.

Market value adjustment - The market adjusted value minus the accumulation value.

Owner - The person or entity to whom the annuity contract is issued.

Purchase payment - Payment made to IDS Life for an annuity.

Renewal date - The first day of a renewal guarantee period. It will always be on a contract anniversary.

Renewal guarantee period - A renewal guarantee period will begin at the end of each guarantee period.

Renewal guarantee rate - The rate of interest credited to the renewal value during the renewal guarantee period.

Renewal value - The accumulation value at the end of the current guarantee period.


Settlement - The application of contract value to provide annuity payments. If the settlement date is not the last day of a guarantee period, we apply the market adjusted value of the contract. On the last day of a guarantee period, we apply the accumulation value of the contract.


Settlement date - The date on which annuity payments are to begin.


Written request - A request in writing signed by you and delivered to us at our corporate office.

Description of contracts

General


This prospectus describes interests in market value annuities offered by IDS Life for non-tax qualified and tax qualified purchases. The contracts may be offered in the following tax qualified programs: (1) Section 401(a), 401(k) and 403(a) plans; (2) Section 403(b) plans; (3) IRAs, SIMPLE IRAs and SEPs; (4) certain governmental plans; and (5) deferred compensation plans.

As described in this prospectus, the contracts have a guaranteed interest rate that is credited to a purchase payment in the contract when the purchase payment is held to its renewal date. Interest is credited daily to achieve a stated annual effective rate, based on a 365 day year. Interest is not paid on leap days (Feb. 29th). Surrenders prior to the renewal date are subject to a market value adjustment and a surrender charge (if applicable).


Application and purchase payment

To apply for a contract, you must complete an application and make a minimum purchase payment of $5,000. For individuals age 90 and younger, the maximum purchase payment is $1,000,000 without prior approval. This limit applies in total to all IDS Life annuities you own. If you purchase the contract to fund a tax qualified plan, that plan's limit on contributions also will apply.

We will return an improperly completed application, along with the corresponding purchase payment, five business days after we receive it if the application has not, by that time, been properly completed.


A payment is credited to a contract on the date we receive a properly completed application at our corporate office along with the purchase payment. Interest is earned the next day. IDS Life then issues a contract and confirms the purchase payment in writing.


Right to cancel


State or federal law may give you the right to cancel the contract within a specific period of time after receipt of the contract and receive a refund of the entire purchase payment. For revocation to be effective, mailing or delivery of notice of cancellation must be made in writing to our corporate office at the following address: IDS Life Insurance Company, Attn: Transactions, P.O. Box 534, Minneapolis, MN 55440-0534.


Guarantee periods

The owner selects the duration of the guarantee period from among those durations we offer. As of the date of this prospectus, we are offering guarantee periods with annual durations from one to 10 years; however, the guarantee periods we offer in the future could be different. The duration selected will determine the guaranteed interest rate and the purchase payment (less surrenders made and less applicable premium taxes, if any) will earn interest at this guaranteed interest rate during the entire guarantee period. All interest earned will be credited daily; this compounding effect is reflected in the guaranteed interest rate.

Below is an illustration of how we will credit interest during the guarantee period. For the purpose of this example, we have made the assumptions as indicated.

Example of guaranteed rate of accumulation

Beginning account value: $50,000
Guaranteed period: 10 years
Guaranteed rate: 6% annual effective rate

                     Interest credited   Cumulative interest
Year                 to the account      credited to the account  Accumulation
                     during year                                  value


1                     $3,000.00             $3,000.00             $53,000.00
2                      3,180.00              6,180.00              56,180.00
3                      3,370.80              9,550.80              59,550.80
4                      3,573.05             13,123.85              63,123.85
5                      3,787.43             16,911.28              66,911.28
6                      4,014.68             20,925.96              70,925.96
7                      4,255.56             25,181.51              75,181.51
8                      4,510.89             29,692.40              79,692.40
9                      4,781.54             34,473.95              84,473.95
10                     5,068.44             39,542.38              89,542.38


Guaranteed accumulation value at the end of 10 years is:
$50,000 + $39,542.38 = $89,542.38

Note: This example assumes no surrenders of any amount during the entire ten-year period. A market value adjustment applies and a surrender charge may apply to any interim surrender. (See Surrenders). The hypothetical interest rates are illustrative only and are not intended to predict future interest rates to be declared under the contract. Actual interest rates declared for any given time may be more or less than those shown.


Renewal guarantee periods: At the end of any guarantee period, a renewal guarantee period will begin. We will notify you in writing about the renewal guarantee periods available before the renewal date. This written notification will not specify the interest rate for the renewal value. You may elect in writing, during the 30-day period before the end of the guarantee period, a renewal guarantee period of a different duration from among those we offer at that time. If no election is made, we will automatically apply the renewal value to a guarantee period of one year. In no event may renewal guarantee periods extend beyond the settlement date then in effect for the contract. For example, if the annuitant is age 82 at the end of a guarantee period and the settlement date for the annuitant is age 85, a three-year guarantee period is the maximum guarantee period that may be selected under the contract. The renewal value will then earn interest at a guaranteed interest rate that we have declared for such duration. We may declare new schedules of guaranteed interest rates as frequently as daily.

At the beginning of any renewal guarantee period, the renewal value will be the accumulation value at the end of the guarantee period just ending. The renewal value is guaranteed by our general assets. This amount will earn interest for the renewal guarantee period at the then applicable guaranteed interest rate for the period selected, that may be higher or lower than the previous guaranteed interest rate.

At your written request, we will notify you of the renewal guarantee rates for the periods then available. You also may call us to inquire about renewal guarantee rates.

Establishment of guaranteed interest rates: The guaranteed interest rate for a chosen guarantee period will be known at the time a purchase payment is received or an accumulation value is renewed. We will send a confirmation that will show the amount and the applicable guaranteed interest rate. The minimum guaranteed interest rate for renewal values is 3% per year. The rate on renewal values will be equal to or greater than the rate credited on new comparable purchase payments at that time.

IDS Life has no specific formula for determining the rate of interest that it will declare as guaranteed interest rates in the future. We will declare the guaranteed interest rates from time to time based on our analysis of current market conditions. (See Investments by IDS Life). In addition, IDS Life also may consider various other factors in determining guaranteed interest rates for a given period, including regulatory and tax requirements; sales commission and administrative expenses we bear; general economic trends; and competitive factors. IDS Life management will make the final determination as to the guaranteed interest rates to be declared. We cannot predict nor can we guarantee future guaranteed interest rates above the 3% rate.

Surrenders

General: Subject to certain tax law and retirement plan restrictions noted below, total and partial surrenders may be made under a contract at any time.

In the case of all surrenders, the accumulation value will be reduced by the amount surrendered on the surrender date and that amount will be payable to the owner. The accumulation value also will be reduced by any applicable surrender charge and either reduced or increased by any market value adjustment applicable to the surrender. IDS Life will, on request, inform you of the amount payable in a total or partial surrender. Any total or partial surrender may be subject to tax and tax penalties. Surrenders from certain tax qualified contracts also may be subject to 20% income tax withholding. (See Federal tax considerations.)

Tax-sheltered annuities: The Code imposes certain restrictions on an owner's right to receive early distributions attributable to salary reduction contributions from a contract purchased for a retirement plan qualified under
Section 403(b) of the Code as a tax-sheltered annuity (TSA).

Distributions attributable to salary reduction contributions made after Dec. 31, 1988, plus the earnings on them, or to transfers or rollovers of such amounts from other contracts may be made from the TSA contract only if the owner has attained age 59-1/2, has become disabled as defined in the Code, has separated from the service of the employer that purchased the contract or has died.

Additionally, if the owner should encounter a financial hardship (within the meaning of the Code), he or she may receive a distribution of all contract values attributable to salary reduction contributions made after Dec. 31, 1988, but not of the earnings on them.

Even though a distribution may be permitted under these rules (e.g., for hardship or after separation from service), it may nonetheless be subject to a 10% IRS penalty tax (in addition to income tax) as a premature distribution and to 20% income tax withholding. (See Federal tax considerations.)

These restrictions do not apply to transfers of contract value to another TSA investment vehicle available through the employer.

Partial surrenders: Unless we agree otherwise, the minimum amount you may surrender is $250. You cannot make a partial surrender if it would reduce the accumulation value of your annuity to less than $2,000.

You may request the net check amount you wish to receive. We will determine how much accumulation value needs to be surrendered to yield the net check amount after any applicable market value adjustments and surrender charge deductions.

A partial surrender request not exceeding $50,000 may be made by telephone. We have the authority to honor any telephone partial surrender request believed to be authentic and will use reasonable procedures to confirm that they are. This includes asking identifying questions and tape recording calls. As long as reasonable procedures are followed, neither IDS Life nor its affiliates will be liable for any loss resulting from fraudulent requests. At times when the volume of telephone requests is unusually high, we will take special measures to ensure that your call is answered as promptly as possible. A telephone surrender request will not be allowed within 30 days of a phoned-in address change.


Total surrenders: We will compute the value of your contract at the next close of business after we receive your request for a complete surrender. We may ask you to return the contract.


Payment on surrender: We may defer payment of any partial or total surrender for a period not exceeding 6 months from the date we receive your notice of surrender or the period permitted by state insurance law, if less. Only under extraordinary circumstances will we defer a surrender payment more than 7 days, and if we defer payment for more than 30 days, we will pay annual interest of at least 3% on the amount deferred. While all circumstances under which we could defer payment upon surrender may not be foreseeable at this time, such circumstances could include, for example, our inability to liquidate assets due to a general financial crisis. If we intend to withhold payment more than 30 days, we will notify you in writing.


NOTE: You will be charged a fee if you request express mail delivery of your surrender check.


Surrender charge

A surrender charge may be assessed on any total or partial surrender taken prior to the eighth contract anniversary unless the surrender occurs on the last day of a guarantee period. The amount of the surrender charge will be based on the length of the guarantee period. The table below shows the maximum amount of the surrender charge.

Surrender charge percentage:

Guarantee    Contract years as measured from the beginning of a
period       guarantee period

---------------- ----------------------------------------------------------------------------
            1            2         3        4         5        6         7        8

1 year       1%
2 years      2            1%
3 years      3            2         1%
4 years      4            3         2        1%
5 years      5            4         3        2         1%
6 years      6            5         4        3         2        1%
7 years      7            6         5        4         3        2         1%
8 years      8            7         6        5         4        3         2        1%
9 years      8            7         6        5         4        3         2        1
10 years     8            7         6        5         4        3         2        1

For renewal guarantee periods, the surrender charge will be based on the lesser of:

o       the length of the new guarantee period, or

o       the number of years remaining until the eighth contract anniversary.

For example, if a contract owner chose an initial guarantee period of 5 years and later a renewal guarantee period of 4 years, the surrender charge percentages would be:

  Contract year    Surrender charge

         1                5%
         2                4
         3                3
         4                2
         5                1*
         6                3
         7                2
         8                1
         9+               0

        *0% on last day of 5th contract year.

There will never be any surrender charges after the eighth contract anniversary.

Also, after the first contract anniversary, surrender charges will not apply to surrenders of amounts totalling up to 10% of the accumulation value as of the last contract anniversary.

Surrender charge calculation: If there is a surrender charge, it is calculated as:

(A minus B) multiplied by P

where:     A = market adjusted value surrendered


           B = the lesser of A or 10% of accumulation value on last contract anniversary not already taken as a partial surrender this contract year.


           P = applicable surrender charge percentage

For an illustration of a partial surrender and applicable surrender charges, see Appendix A.

Waiver of surrender charge: There will be no surrender charge:

o       on the last day of a guarantee period;

o       after the eighth contract anniversary;

o after the first contract anniversary for surrenders of amounts totalling up to 10% of the contract accumulation value as of the last contract anniversary;

o       upon the death of the annuitant or owner; or

o upon the application of the market adjusted value to provide annuity payments under an annuity payment plan (if such application occurs on a renewal date, there will be no surrender charge or market value adjustment, and the full accumulation value will be applied under an annuity payment plan).

In some cases, such as when an employer makes this annuity available to employees, we may expect to incur lower sales and administrative expenses or perform fewer services due to the size of the group, the average contribution and the use of group enrollment procedures. Then we may be able to reduce or eliminate surrender charges. However, we expect this to occur infrequently.

Market value adjustment


The accumulation value, including the interest credited, is guaranteed if the contract is held until the end of the guarantee period. However, a market value adjustment will be applied if a surrender occurs prior to the end of the guarantee period. The market adjusted value also affects settlements under an annuity payment plan occurring at any time other than the last day of a guarantee period.

The market adjusted value is your accumulation value (purchase payment plus interest credited minus surrenders and surrender charges) adjusted by a formula. The market adjusted value reflects the relationship between the guaranteed interest rate on your contract and the interest rate we are crediting on new Guaranteed Term Annuity contracts with guarantee periods that are the same as the time remaining in your guarantee period.


The market adjusted value is sensitive to changes in current interest rates. The difference between your accumulation value and market adjusted value on any day will depend on our current schedule of guaranteed interest rates on that day, the time remaining in your guarantee period and your guaranteed interest rate.

Upon surrender your market adjusted value may be greater than your contract's accumulation value, equal to it or less than it depending on how the guaranteed interest rate on your contract compares to the interest rate of a new Guaranteed Term Annuity for the same number of years as the guarantee period remaining on your contract.

--------------------------------------------------------------------------------
Relationship between your contract's guaranteed rate and new contract for the same number of years as the guaranteed period remaining on your contract:

If your annuity rate is:                    Your market adjusted value will be:

greater than the new annuity rate +.25%     greater than your accumulation value

equal to the new annuity rate               equal to your accumulation value
+.25%

less than the new annuity rate              less than your accumulation value
+.25%


--------------------------------- ----------------------------------------------


For example, assume you bought a contract with a guarantee period of 10 years and a guaranteed interest rate of 4.5% annually. Assume that after 3 years you decide to surrender your contract (you have 7 years left in your guarantee period). If the current interest rate we are offering on new Guaranteed Term Annuity contracts with 7-year guarantee periods is 5%, your market adjusted value will be lower than your accumulation value. On the other hand, if the current interest rate we are then offering on new Guaranteed Term Annuity contracts with 7-year guarantee periods is 4%, your market adjusted value will be higher than your accumulation value. A 5% surrender charge would then be deducted from the market adjusted value.


Market adjusted value formula:

Market adjusted value =               (Renewal value)
                                  -------------------
                                  (1 + ic + .0025)(N + t)

Renewal value    --  The accumulation value at the end of the current guarantee period


ic               --  The current interest rate offered for new Guaranteed Term
                     Annuity contract sales and renewals for the number of years remaining in the guarantee period


N                --  The number of complete contract years to the end of the current guarantee period


t                --  The fraction of the contract year remaining to the end of the contract year (for example, if 180 days remain in a 365 day contract year, it would be .493)


The current guaranteed interest rate (ic) is declared by us periodically. It is the rate we are then paying on purchase payments and renewals paid under this class of contracts for guarantee period durations equaling the remaining guarantee period duration of the contract to which the formula is being applied. If the remaining guarantee period is a number of complete years, the specific complete year guarantee rate will be used. If the remaining guarantee period is less than 1 year, the one year guarantee rate will be used. If the remaining guarantee period is a number of complete years plus fractional years, the rate will be determined by straight line interpolation between the two years' rates. For example, if the remaining guarantee period duration is 8.5 years, and the current guaranteed interest rate for 8 years is 4% and for 9 years is 5%, IDS Life will use a guaranteed interest rate of 4.5%.

Market value adjustment formula:

Market value adjustment = Market adjusted value less accumulation value

For an illustration showing an upward and downward adjustment, see Appendix B.

Premium taxes

We reserve the right to deduct an amount from the accumulation value of the contract at the time that any applicable premium taxes not previously deducted are payable. If a tax is payable at the time of the purchase payment and we choose to not deduct it at that time, we further reserve the right to deduct it at a later date. Current premium taxes range in an amount up to 3.5% depending on jurisdiction.

Death benefit prior to settlement

If the annuitant or owner dies before the settlement date, the death benefit payable to the beneficiary will equal the accumulation value.


If your spouse is sole beneficiary or joint owner: Unless you have given us other written instructions, if you, as owner or joint owner, die before the settlement date and your spouse is the only beneficiary or joint owner with a right of survivorship, your spouse may keep the annuity as owner. To do this, your spouse must, within 60 days after we receive proof of death, give us written instructions to keep the contract in force.

Section 401(k) plans, Section 403(b) plans (TSAs), Section 457 plans, custodial and trusteed plans, and IRAs, SIMPLE IRAs and SEPs: If the contract is purchased under a Section 401(k) plan, Section 403(b) plan, Section 457 plan, custodial or trusteed plan or for an IRA, SIMPLE IRA or SEP, and we receive proof of the annuitant's death before the settlement date, we will pay the beneficiary the death benefit described above. If the annuitant dies before reaching the settlement date and the spouse is the only beneficiary, the spouse may keep the contract in force until the date on which the annuitant would have reached 70-1/2 or any other date permitted by the Code. To do this, the spouse must, within 60 days after we receive proof of death, give us written instructions to keep the contract in force.

Paying the beneficiary: Unless you have given us other written instructions, we will pay the beneficiary in a single payment. The beneficiary may elect to receive this payment at any time within 5 years after the date of death. Payment from a tax qualified contract (except an IRA, SIMPLE IRA, SEP or Section 457 plan) made to a surviving spouse instead of being directly rolled over to an IRA may be subject to 20% income tax withholding. We may make payments under any payment plan available under this contract if:


o the beneficiary asks us in writing within 60 days after we receive proof of death;

o payments begin no later than one year after death or any other date permitted by the Code; and

o the payment period does not extend beyond the beneficiary's life or life expectancy.

We will determine the accumulation value at the next close of business after our death claim requirements are fulfilled. We will mail payment to the beneficiary within seven days after our death claim requirements are fulfilled.

Statement

Prior to the settlement date, at least annually, we will send a statement showing a summary of the contract.

Electing the settlement date and form of annuity

Upon processing your application we will establish the settlement date to the maximum age or date as specified below. You can also select a date within the maximum limits. This date can be aligned with your actual retirement from a job, or it can be a different future date, depending on your needs and goals and on certain restrictions. You can also change the date, provided you send us written instructions at least 30 days before annuity payouts begin.

For non-tax qualified contracts, the settlement date cannot be later than the latest of:

o       the contract anniversary nearest the annuitant's 85th birthday; or

o       the 10th contract anniversary.


For tax qualified contracts, to avoid IRS penalty taxes, the settlement date generally must be:


o       on or after the date the annuitant reaches age 59-1/2;


o for IRAs, SIMPLE IRAs and SEPs, by April 1 of the year following the calendar year when the annuitant reaches age 70-1/2; or


o for all other tax qualified contracts, by April 1 of the year following the calendar year when the annuitant reaches age 70-1/2 or, if later, retires; except that 5% business owners may not select a settlement date that is later than April 1 of the year following the calendar year when they reach age 70-1/2.


If you are taking the minimum IRA or TSA distributions as required by the Code from another tax qualified investment, or in the form of partial surrenders from this contract, annuity payouts can start as late as the annuitant's 85th birthday or the 10th contract anniversary.


Annuity payments: The first payment will be made as of the settlement date. Once annuity payments have started for an annuitant, no surrender of the annuity benefit can be made for the purpose of receiving a lump sum in lieu of payments.

Death after settlement date: If you or the annuitant dies after the settlement date, the amount payable to the beneficiary, if any, will continue as provided in the annuity payment plan then in effect.

Annuity plans: There are different ways to receive annuity payments. We call these plans. You may select one of these plans, or another payment arrangement to which we agree, by giving us written notice at least 30 days before the settlement date.

The market adjusted value (less applicable premium taxes, if any) may be applied on the settlement date under any of the annuity plans described below, but in the absence of an election, the market adjusted value will be applied on the settlement date under Plan B to provide a life annuity with 120 monthly payments certain.


If the amount to be applied to an annuity plan is not at least $2,000 or if payments are to be made to other than a natural person, we have the right to make a lump sum payment of the cash surrender value. If a lump sum payment is made from a tax qualified contract (except an IRA, SIMPLE IRA, SEP or Section 457 plan), 20% income tax withholding may apply.


o Plan A - This provides monthly annuity payments for the lifetime of the annuitant. No payments will be made after the annuitant dies.

o Plan B - This provides monthly annuity payments for the lifetime of the annuitant with a guarantee by us that payments will be made for a period of at least 5, 10 or 15 years. You must select the period.

o Plan C - This provides monthly annuity payments for the lifetime of the annuitant with a guarantee by us that payments will be made for a certain number of months. We determine the number of months by dividing the market adjusted value applied under this plan by the amount of the monthly annuity payment.


o Plan D - We call this a joint and survivor life annuity. Monthly payments will be paid while both the annuitant and a joint annuitant are living. When either the annuitant or joint annuitant dies, we will continue to make monthly payments until the death of the surviving annuitant. No payments will be paid after the death of the second annuitant.

o Plan E - This provides monthly fixed dollar annuity payments for a period of years that you elect. The period of years may be no less than 10 nor more than 30.

The contract provides for annuity payment plans on a fixed basis only. The amount of each annuity payment will not change during the annuity payment period. The amount of the annuity payment will depend on:

-- the market adjusted value (less any applicable premium tax not previously deducted) on the date;

-- the annuity table we are then using for annuity settlements (never less than the table guaranteed in the contract);

--      the annuitant's age; and

--      the annuity payment plan selected.

The tables for Plans A, B, C and D are based on the "1983 Individual Annuitant Mortality Table A" and an assumed rate of 4% per year. The table for Plan E is based on an interest rate of 4%. IDS Life may, at our discretion, if mortality appears more favorable and interest rates justify, apply other tables that will result in higher monthly payments.


Restrictions for some tax qualified plans: If you purchased a tax qualified annuity, you must select a payment plan that provides for payments:


o       during the life of the annuitant;

o       during the joint lives of the annuitant and beneficiary;

o       for a period not exceeding the life expectancy of the annuitant; or

o for a period not exceeding the joint life expectancies of the annuitant and beneficiary.

Reference also must be made to the terms of the tax qualified plan and applicable law for any limitations or restrictions on the settlement date or annuity payment plan that may be selected.

Amendment, distribution and assignment of contracts

Amendment of contracts

We reserve the right to amend the contracts to meet the requirements of applicable federal or state laws or regulations. We will notify you in writing of any such amendments.

Distribution of contracts


IDS Life is the principal underwriter for the contracts. IDS Life is registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (1934 Act) as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. IDS Life may enter into selling agent agreements with certain broker-dealers registered under the 1934 Act. IDS Life will pay a maximum commission of 5% of the purchase payment for the sale of a contract. In the future, we may pay a commission on an election of a subsequent guarantee period by an owner.

Assignment of contracts


You may change ownership of your annuity at any time by filing a change of ownership with us at our corporate office. No change of ownership will be binding upon us until we receive and record it. We take no responsibility for the validity of the change. If you have a tax qualified plan, the contract may not be sold, assigned, transferred, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than IDS Life; provided, however, that if the owner is a trust or custodian, or an employer acting in a similar capacity, ownership of a contract may be transferred to the annuitant.


The value of any part of a non-tax qualified annuity contract assigned or pledged is taxed like a cash withdrawal to the extent allocable to investment in annuity contracts after Aug. 13, 1982.

Transfer of a non-tax qualified annuity contract to another person without adequate consideration is considered a gift and the transfer will be considered a surrender of the contract for federal income tax purposes. The income in the contract will be taxed to the transferor who may be subject to the 10% IRS penalty tax for early withdrawal. The transferee's investment in the annuity will be the value of the annuity at the time of the transfer. Consult with your tax advisor before taking any action.

Federal tax considerations

Under current law, there is no liability for federal income tax on any increase in the annuity's value until payments are made (except for change of ownership discussed above in "Assignment of contracts"). However, since federal tax consequences cannot always be anticipated, you should consult a tax advisor if you have any questions about the taxation of your annuity contract.

You are not taxed on your purchase payment. Your purchase payment generally includes purchase payments made with after-tax dollars. If the purchase payment was made by you or on your behalf with pre-tax dollars as part of a tax qualified retirement plan, such amounts are not considered to be part of your investment in the contract and will be taxed when paid to you.

If you surrender part or all of your contract before the date on which you have decided to begin to receive annuity payments, you will be taxed on the payments which you receive, to the extent that the value of your contract exceeds your investment in the contract, and you may have to pay an IRS penalty tax for early withdrawal.


If you begin receiving annuity payments under a non-tax qualified annuity contract, a portion of each payment will be subject to tax and a portion of each payment will be considered to be part of your investment in the contract and will not be taxed. All amounts received after your investment in the contract is recovered will be subject to tax. If you begin receiving payments from a tax qualified annuity, all of the payments generally will be subject to taxation except to the extent that the contributions were made with after-tax dollars.

Unlike life insurance proceeds, the death benefit under an annuity contract is not tax exempt. The gain, if any, is taxable as ordinary income to the beneficiary in the year(s) he or she receives the payments. The gain is subject to income tax, not estate or inheritance tax.


Tax law requires that all non-qualified deferred annuity contracts issued by the same company to the same contract owner during a calendar year are to be treated as a single, unified contract. The amount of income included and taxed in a distribution (or a transaction deemed a distribution under tax law) taken from any one of such contracts is determined by summing all such contracts.

The income earned on a non-tax qualified contract held by such entities as corporations, partnerships or trusts generally will be treated as ordinary income received during that year. However, if the trust was set up for the benefit of a natural person only, the income will continue to be tax-deferred.


If you receive amounts from your contract before reaching age 59-1/2, you may have to pay a 10% IRS penalty on the amount includible in your ordinary income. If you receive amounts from your SIMPLE IRA before reaching age 59-1/2, generally the IRS 10% penalty provisions apply. However, if you receive these amounts before age 59-1/2 and within the first two years of your participation in the SIMPLE IRA plan, the IRS penalty will be assessed at the rate of 25% instead of 10%. However, this penalty will not apply to any amount received:


o       after you reach age 59-1/2;

o       because of your death;

o       because you become disabled (as defined in the Code);

o if the distribution is part of a series of substantially equal periodic payments over your life or life expectancy (or joint lives or life expectancies of you and your designated beneficiary); or

o if it is allocable to a purchase payment before Aug. 14, 1982 (except for contracts in tax qualified plans).

These are the major exceptions to the 10% IRS penalty tax. Additional exceptions may apply depending upon whether or not the annuity is tax qualified. For tax qualified contracts, other penalties apply if you surrender an annuity bought under your plan before the plan specifies that payments can be made under the plan.

In general, if you receive all or part of the contract value from an annuity, withholding may be imposed against the taxable income portion of the payment. Any withholding that is done represents a prepayment of your tax due for the year. You take credit for such amounts on the annual tax return that you file.

If the payment is part of an annuity payment plan, the amount of withholding generally is computed using payroll tables. You can provide us with a statement of how many exemptions to use in calculating the withholding. As long as you've provided us with a valid Social Security Number or Taxpayer Identification Number, you can elect not to have any withholding occur.

If the distribution is any other type of payment (such as a partial or full surrender), withholding is computed using 10% of the taxable portion. Similar to above, as long as you've provided us with a valid Social Security Number or Taxpayer Identification Number, you can elect not to have this withholding occur.

If a distribution is taken from a contract offered under a Section 457 Plan (deferred compensation plan of state and local governments and tax-exempt organizations), withholding is computed using payroll methods depending upon the type of payment.

Some states also impose withholding requirements similar to the federal withholding described above. If this should be the case, any payment from which federal withholding is deducted may also have state withholding deducted.

The withholding requirements may differ if payment is being made to a non-U.S. citizen or if the payment is being delivered outside the United States.


If you receive all or part of the contract value from a tax qualified annuity (except an IRA, SIMPLE IRA, SEP or Section 457 plan), mandatory 20% income tax withholding generally will be imposed at the time the payment is made. In addition, federal income tax and the 10% IRS penalty tax for early withdrawals may apply to amounts properly includible in income. This mandatory 20% income tax withholding will not be imposed if:


o instead of receiving the payment, you elect to have the payment rolled over directly to an IRA or another eligible plan;

o the payment is one of a series of substantially equal periodic payments, made at least annually, over your life or life expectancy (or joint lives or life expectancies of you and your designated beneficiary) or made over a period of 10 years or more; or

o       the payment is a minimum distribution required under the Code.

These are the major exceptions to the mandatory 20% income tax withholding. Payments made to a surviving spouse instead of being directly rolled over to an IRA may be subject to 20% income tax withholding. For taxable distributions that are not subject to the mandatory 20% withholding, federal income tax will be withheld from the taxable part of your distribution unless you elect otherwise. State withholding also may be imposed on taxable distributions.

You will receive a tax statement for any year that you receive a taxable distribution from your annuity contract according to our records.

The contract is intended to qualify as an annuity for federal income tax purposes. To that end, the provisions of the contract are to be interpreted to ensure or maintain such tax qualification, notwithstanding any other provisions of the contract. We reserve the right to amend the contract to reflect any clarifications that may be needed or are appropriate to maintain such qualification or to conform the contract to any applicable changes in the tax qualification requirements. We will send you a copy of any such amendments.

Our discussion of federal tax laws is based upon our understanding of these laws as they are currently interpreted. Either federal tax laws or current interpretations of them may change. You are urged to consult your tax advisor concerning your specific circumstances.

The Company

Business


IDS Life is a stock insurance company organized in 1957 under the laws of the State of Minnesota. IDS Life is a wholly owned subsidiary of American Express Financial Corporation (AEFC), which is a wholly owned subsidiary of American Express Company. IDS Life acts as a direct writer of insurance policies and annuities and as the investment manager of various investment companies. IDS Life is licensed to write life insurance and annuity contracts in 49 states and the District of Columbia. The headquarters of IDS Life is IDS Tower 10, Minneapolis, MN 55440-0010.


Investments by IDS Life

Assets of IDS Life must be invested in accordance with requirements established by applicable state laws regarding the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state, and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments. All claims by purchasers of the contracts, and other general account products, will be funded by the general account.

IDS Life intends to construct and manage the investment portfolio using a strategy known as "immunization." Immunization seeks to lock in a defined return on the pool of assets versus the pool of liabilities over a specified time horizon. Since the return on the assets versus the liabilities is locked in, it is "immune" to any potential fluctuations in interest rates during the given time. Immunization is achieved by constructing a portfolio of assets with a price sensitivity to interest rate changes (i.e., price duration) that is essentially equal to the price duration of the corresponding portfolio of liabilities. Portfolio immunization provides flexibility and efficiency to IDS Life in creating and managing the asset portfolio, while still assuring safety and soundness for funding liability obligations.

IDS Life's investment strategy will incorporate the use of a variety of debt instruments having price durations tending to match the applicable guaranteed interest periods. These instruments include, but are not necessarily limited to, the following:

        o Securities issued by the U.S. government or its agencies or instrumentalities, which issues may or may not be guaranteed by the U.S.government;

        o Debt securities that have an investment grade, at the time of purchase, within the four highest grades assigned by the nationally recognized rating agencies;

        o Debt instruments that are unrated, but which are deemed by IDS Life to have an investment quality within the four highest grades;

        o Other debt instruments, which are rated below investment grade, limited to 15% of assets at the time of purchase; and

        o Real estate mortgages, limited to 30% of portfolio assets at the time of acquisition.

In addition, options and futures contracts on fixed income securities will be used from time to time to achieve and maintain appropriate investment and liquidity characteristics on the overall asset portfolio.

While this information generally describes our investment strategy, we are not obligated to follow any particular strategy except as may be required by federal law and Minnesota and other state insurance laws.

Selected financial data

The following selected financial data for IDS Life and its subsidiaries should be read in conjunction with the consolidated financial statements and notes included in the prospectus beginning on page __.

                               Years ended Dec. 31, (thousands)

                        1997                    1996                1995         1994                1993
Premiums             $  206,494               $ 182,921       $  161,530       $ 144,640         $  127,245
Net investment        1,988,389               1,965,362        1,907,309       1,781,873          1,783,219
income
Net realized (loss)         860                   (159)           (4,898)         (4,282)            (6,737)
on investments
Other                   682,618                 574,341          472,035         384,105            304,344
                       -------                  -------          -------         -------            -------
Total revenues       $2,878,361              $2,722,465      $ 2,535,976      $2,306,336         $ 2,208,071
                      ---------               ---------        ---------       ---------           ---------
Income before        $  680,911               $ 621,714      $   560,782      $  512,512         $   412,726
                      -------                   -------          -------        -------              -------
income taxes
Net income           $  474,247               $ 414,576      $   364,940      $  336,169         $   270,079
                      -------                   -------          -------         -------             -------
Total assets         $52,974,124              $ 47,305,981  $ 42,900,078    $ 35,747,543         $33,057,753

Management's discussion and analysis of consolidated financial condition and results of operations

Results of operations


1997 compared to 1996:

Consolidated net income increased 14% to $474 million in 1997, compared to $415 million in 1996. Earnings growth resulted primarily from increases in management fees and policyholder and contractholder charges. These increases reflect higher average insurance and annuities in force during 1997.

Consolidated income before income taxes totaled $681 million in 1997, compared with $622 million in 1996. In 1997, $179 million was from the life, disability income and long-term care insurance segment, compared with $161 million in 1996 and $502 million was from the annuity segment, compared with $461 million in 1996.

Total premiums received decreased to $5.2 billion in 1997, compared with $6.1 billion in 1996. This decrease is primarily due to a decrease in sales of fixed annuities in 1997.

Total revenues increased to $2.9 billion in 1997, compared with $2.7 billion in 1996. The increase is primarily due to increases in net investment income, policyholder and contractholder charges, and management fees. Net investment income, the largest component of revenues, increased slightly from the prior year, reflecting slight increases in investments owned and investment yields.

Policyholder and contractholder charges, which consist primarily of cost of insurance charges on universal life-type policies, increased 13% to $342 million in 1997, compared with $303 million in 1996. This increase reflects increased total life insurance in force which grew 12% to $75 billion at Dec. 31, 1997.

Management and other fees increased 26% to $341 million in 1997, compared with $271 million in 1996. This is primarily due to an increase in separate account assets, which grew 25% to $23 billion at Dec. 31, 1997, due to market appreciation and sales. The Company provides investment management services for the mutual funds used as investment options for variable annuities and variable life insurance. The Company also receives a mortality and expense risk fee from the separate accounts.

Total benefits and expenses increased slightly to $2.2 billion in 1997. The largest component of expenses, interest credited to policyholder accounts for universal life-type insurance and investment contracts, remained steady at $1.4 billion. DAC increased to $323 million compared to $279 million in 1996. These increases were due primarily to increased aggregate amounts in force.

1996 compared to 1995:


Consolidated net income increased 14% to $415 million in 1996, compared to $365 million in 1995. Earnings growth resulted primarily from increases in management fees and policyholder and contractholder charges partially offset by a slight decrease in investment margins. These increases reflect increased average insurance and annuities in force during 1996. Investment margins were below prior year levels primarily due to increasing interest credited rates throughout 1996.


Consolidated income before income taxes totaled $622 million in 1996, compared with $561 million in 1995. In 1996, $161 million was from the life, disability income and long-term care insurance segment, compared with $125 million in 1995. In 1996, $461 million was from the annuity segment, compared with $440 million in 1995.

Total premiums received increased to $6.1 billion in 1996, compared with $5.0 billion in 1995. This increase is primarily due to an increase in sales of variable annuities in 1996.

Total revenues increased to $2.7 billion in 1996, compared with $2.5 billion in 1995. The increase is primarily due to increases in net investment income, policyholder and contractholder charges, and management fees. Net investment income, the largest component of revenues, increased from the prior year, reflecting a slight increase in investments owned.

Policyholder and contractholder charges, which consist primarily of cost of insurance charges on universal life-type policies, increased 18% to $303 million in 1996, compared with $256 million in 1995. This increase reflects increased total life insurance in force which grew 13% to $67 billion at Dec. 31, 1996.

Management and other fees increased 26% to $271 million in 1996, compared with $216 million in 1995. This is primarily due to an increase in separate account assets, which grew 24% to $19 billion at Dec. 31, 1996, due to market appreciation and sales. The Company provides investment management services for the mutual funds used as investment options for variable annuities and variable life insurance. The Company also receives a mortality and expense risk fee from the separate accounts.

Total benefits and expenses increased slightly to $2.1 billion in 1996. The largest component of expenses, interest credited to policyholder accounts for universal life-type insurance and investment contracts, increased to $1.4 billion. This was due to increased aggregate amounts in force and an increase in average interest credited rates.


Risk management

The Company primarily invests in fixed income securities over a broad range of maturities for the purpose of providing fixed annuity clients with a competitive rate of return on their investments while minimizing risk, and to provide a dependable and targeted spread between the interest rate earned on investments and the interest rate credited to clients' accounts. The Company does not invest in securities to generate trading profits.

The Company has an investment committee that holds regularly scheduled meetings and, when necessary, special meetings. At these meetings, the committee reviews models projecting different interest rate scenarios and their impact on profitability. The objective of the committee is to structure the investment security portfolio based upon the type and behavior of products in the liability portfolio so as to achieve targeted levels of profitability.

Rates credited to clients' accounts are generally reset at shorter intervals than the maturity of underlying investments. Therefore, margins may be negatively impacted by increases in the general level of interest rates. Part of the committee's strategy includes the purchase of some types of derivatives, such as interest rate caps and swaps, for hedging purposes. These derivatives protect margins by increasing investment returns if there is a sudden and severe rise in interest rates, thereby mitigating the impact of an increase in rates credited to clients' accounts.


The amount of the fee income the Company receives is based upon the daily market value of the separate account and mutual fund assets. As a result, the Company's fee income could be impacted significantly by a decline in the equity markets. Another part of the committee's strategy is to enter into index option collars (combinations of puts and calls) for hedging purposes. These derivatives protect fee income by providing option income when there is a significant decline in the equity markets, which mitigates the impact of the corresponding decline in separate account and mutual fund assets. The Company finances the cost of this protection through selling a portion of the upside potential from an increasing market through written options.

Liquidity and capital resources


The liquidity requirements of the Company are met by funds provided by premiums, investment income, proceeds from sales of investments as well as maturities and periodic repayments of investment principal.


The primary uses of funds are policy benefits, commissions and operating expenses, policy loans, dividends and investment purchases.

The Company has an available line of credit with its parent aggregating $100 million. The line of credit is used strictly as short-term sources of funds. No borrowings were outstanding under the agreement at Dec. 31, 1997. At Dec. 31, 1997, outstanding reverse repurchase agreements totaled $163 million.

At Dec. 31, 1997, investments in fixed maturities comprised 83% of the Company's total invested assets. Of the fixed maturity portfolio, approximately 40% is invested in GNMA, FNMA and FHLMC mortgage-backed securities which are considered AAA/Aaa quality.

At Dec. 31, 1997, approximately 11% of the Company's investments in fixed maturities were below investment grade bonds. These investments may be subject to a higher degree of risk than the investment grade issues because of the borrower's generally greater sensitivity to adverse economic conditions, such as recession or increasing interest rates, and in certain instances, the lack of an active secondary market. Expected returns on below investment grade bonds reflect consideration of such factors. The Company has identified those fixed maturities for which a decline in fair value is determined to be other than temporary, and has written them down to fair value with a charge to earnings.

At Dec. 31, 1997, net unrealized appreciation on fixed maturities held to maturity included $445 million of gross unrealized appreciation and $17 million of gross unrealized depreciation. Net unrealized appreciation on fixed maturities available for sale included $399 million of gross unrealized appreciation and $37 million of gross unrealized depreciation.

At Dec. 31, 1997, the Company had an allowance for losses for mortgage loans totaling $39 million and for real estate investments totaling $6 million.

The economy and other factors have caused an increase in the number of insurance companies that are under regulatory supervision. This circumstance has resulted in an increase in assessments by state guaranty associations to cover losses to policyholders of insolvent or rehabilitated companies. Some assessments can be partially recovered through a reduction in future premium taxes in certain states. The Company established an asset for guaranty association assessments paid to those states allowing a reduction in future premium taxes over a reasonable period of time. The asset is being amortized as premium taxes are reduced. The Company has also estimated the potential effect of future assessments on the Company's financial position and results of operations and has established a reserve for such potential assessments. The Company has not adopted Statement of Position 97-3 providing guidance when an insurer should recognize a liability for guaranty fund assessments. The SOP is effective for fiscal years beginning after Dec. 15, 1998. Adoption will not have a material impact on the Company's results of operations or financial condition.

In the first quarter of 1998, the Company paid a $60 million dividend to its parent. In 1997, dividends paid to its parent were $200 million.

The National Association of Insurance Commissioners has established risk-based capital standards to determine the capital requirements of a life insurance company based upon the risks inherent in its operations. These standards require the computation of a risk-based capital amount which is then compared to a company's actual total adjusted capital. The computation involves applying factors to various statutory financial data to address four primary risks: asset default, adverse insurance experience, interest rate risk and external events. These standards provide for regulatory attention when the percentage of total adjusted capital to authorized control level risk-based capital is below certain levels. As of Dec. 31, 1997, the Company's total adjusted capital was well in excess of the levels requiring regulatory attention.

Year 2000 issue

The Year 2000 issue is the result of computer programs having been written using two digits rather than four to define a year. Any programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than 2000. This could result in the failure of major systems or miscalculations, which could have a material impact on the operations of the Company. All of the systems used by the Company are maintained by AEFC and are utilized by multiple subsidiaries and affiliates of AEFC. The Company's business is heavily dependent upon AEFC's computer systems and has significant interactions with systems of third parties.

A comprehensive review of AEFC's computer systems and business processes, including those specific to the Company, has been conducted to identify the major systems that could be affected by the Year 2000 issue. Steps are being taken to resolve any potential problems including modification to existing software and the purchase of new software. These measures are scheduled to be completed and tested on a timely basis. AEFC's goal is to complete internal remediation and testing of each system by the end of 1998 and to continue compliance efforts through 1999.

AEFC is evaluating the Year 2000 readiness of advisors and other third parties whose system failures could have an impact on the Company's operations. The potential materiality of any such impact is not known at this time.

Segment information


The Company's operations consist of two business segments: Individual and group life, disability income and long-term care insurance; and fixed and variable annuity products designed for individuals, pension plans, small businesses and employer-sponsored groups. The Company is not dependent upon any single customer and no single customer accounted for more than 10% of revenue in 1997, 1996 or 1995. Additionally, no single distributor accounted for more than 10% of premiums received in 1997, 1996 or 1995. (See Note 10, Segment information, in the "Notes to Consolidated Financial Statements".)

Reinsurance


Reinsurance arrangements are used to reduce exposure to large losses. The maximum amount of risk retained by the Company on any one life is $750,000 of life and waiver of premium benefits plus $50,000 of accidental death benefits. The excesses are reinsured with other life insurance companies. At Dec. 31, 1997, traditional life and universal life-type insurance in force aggregated $75 billion, of which $4 billion was reinsured.


Reserves

In accordance with the insurance laws and regulations under which IDS Life operates, it is obligated to carry on its books, as liabilities, actuarially determined reserves to meet its obligations on its outstanding life and health insurance policies and annuity contracts. Reserves for policies and contracts are based on mortality and morbidity tables in general use in the United States. These reserves are computed amounts that, with additions from premiums to be received, and with interest on such reserves compounded annually at assumed rates, will be sufficient to meet IDS Life's policy obligations at their maturities or in the event of an insured's death. In the accompanying financial statements these reserves are determined in accordance with generally accepted accounting principles. (See Note 1, Liabilities for future policy benefits, in the "Notes to Consolidated Financial Statements.")

Investments


Of IDS Life's consolidated total investments of $27 billion at Dec. 31, 1997, 34% was invested in mortgage-backed securities, 48% in corporate and other bonds, 14% in primary mortgage loans on real estate, 2% in policy loans and the remaining 2% in other investments.


Competition


IDS Life is engaged in a business that is highly competitive due to the large number of stock and mutual life insurance companies and other entities marketing insurance products. There are over 1,700 stock, mutual and other types of insurers in the life insurance business. Best's Insurance Reports, Life Health edition, 1997, assigned IDS Life one of its highest classifications, A+ (Superior).


Employees


As of Dec. 31, 1997, IDS Life and its subsidiaries had 303 employees; including 245 employed at the corporate office in Minneapolis, MN, 8 employed at American Centurion Life Assurance Company located in Albany, NY and 50 employed at IDS Life Insurance Company of New York located in Albany, NY.


Properties

IDS Life occupies office space in Minneapolis, MN, which is rented by its parent, American Express Financial Corporation. IDS Life reimburses American Express Financial Corporation for rent based on direct and indirect allocation methods. Facilities occupied by IDS Life and its subsidiaries are believed to be adequate for the purposes for which they are used and are well maintained.

State regulation

IDS Life is subject to the laws of the State of Minnesota governing insurance companies and to the regulations of the Minnesota Department of Commerce. An annual statement in the prescribed form is filed with the Minnesota Department of Commerce each year covering IDS Life's operation for the preceding year and its financial condition at the end of such year. Regulation by the Minnesota Department of Commerce includes periodic examination to determine IDS Life's contract liabilities and reserves so that the Minnesota Department of Commerce may certify that these items are correct. IDS Life's books and accounts are subject to review by the Minnesota Department of Commerce at all times. Such regulation does not, however, involve any supervision of the account's management or IDS Life's investment practices or policies. In addition, IDS Life is subject to regulation under the insurance laws of other jurisdictions in which it operates. A full examination of IDS Life's operations is conducted periodically by the National Association of Insurance Commissioners.

Under insurance guaranty fund laws, in most states, insurers doing business therein can be assessed up to prescribed limits for policyholder losses incurred by insolvent companies. Most of these laws do provide, however, that an assessment may be excused or deferred if it would threaten an insurer's own financial strength.

Directors and executive officers

The members of the Board of Directors and the principal executive officers of IDS Life, together with the principal occupation of each during the last five years, are as follows:

Directors*

David R. Hubers
Born in 1943

Director since September 1989; president and chief executive officer, AEFC, since August 1993, and director since January 1984. Senior vice president, Finance and chief financial officer, AEFC, from January 1984 to August 1993.

Richard W. Kling
Born in 1940

Director since February 1984; president since March 1994. Executive vice president, Marketing and Products from January 1988 to March 1994. Senior vice president, AEFC, since May 1994. Director of IDS Life Series Fund, Inc. and member of the board of managers and president of IDS Life Variable Annuity Funds A and B.

Paul F. Kolkman
Born in 1946

Director since May 1984; executive vice president since March 1994; vice president, Finance from May 1984 to March 1994; vice president, AEFC, since January 1987. Vice president and chief actuary of IDS Life Series Fund, Inc.

James A. Mitchell
Born in 1941

Chairman of the board since March 1994; director since July 1984; chief executive officer since November 1986; president from July 1984 to March 1994; executive vice president, AEFC, since March 1994; director, AEFC, since July 1984; senior vice president, AEFC, from July 1984 to March 1994.

Barry J. Murphy
Born in 1951

Director and executive vice president, Client Service, since March 1994; senior vice president, AEFC, since May 1994; senior vice president, Travel Related Services (TRS), a subsidiary of American Express Company, from July 1992 to April 1994; vice president, TRS, from November 1989 to July 1992.

Stuart A. Sedlacek
Born in 1957

Director and executive vice president, Assured Assets since March 1994; vice president, AEFC, since September 1988.


Officers other than directors*


Jeffrey S. Horton
Born in 1961


Vice president and treasurer since December 1997; vice president and corporate treasurer, AEFC, since December 1997; controller, American Express Technologies Financial Services, AEFC, from July 1997 to December 1997; controller, Risk Management Products, AEFC, from May 1994 to July 1997; director of finance and analysis, Corporate Treasury, AEFC, from June 1990 to May 1994.


William A. Stoltzmann
Born in 1948

Vice president, general counsel and secretary since 1989; vice president and assistant general counsel, AEFC, since November 1985.

*The address for all of the directors and principal officers is: IDS Tower 10, Minneapolis, MN 55440-0010.

Executive compensation


Executive officers of IDS Life also may serve one or more affiliated companies. The following table reflects cash compensation paid to the five most highly compensated executive officers as a group for services rendered in 1997 to IDS Life and its affiliates. The table also shows the total cash compensation paid to all executive officers of IDS Life, as a group, who were executive officers at any time during 1997.

Name of individual or                                        Cash

number in group            Position held                     compensation


-------------------- -----------------------------------------------------------
Five most highly                                             $8,616,958
compensated executive


officers as a group:

James A. Mitchell          Chairman of the Board and
                               Chief Executive Officer

Richard W. Kling           President


Pamela J. Moret            Exec. Vice President, Variable
                               Assets


Barry J. Murphy            Exec. Vice President, Client
                               Service


Stuart A. Sedlacek         Exec. Vice President, Assured
                               Assets

All executive officers as                                    $12,523,043
a group (10)


Security ownership of management

IDS Life's directors and officers do not beneficially own any outstanding shares of stock of IDS Life. All of the outstanding shares of stock of IDS Life are beneficially owned by its parent, American Express Financial Corporation. The percentage of shares of American Express Financial Corporation owned by any director, and by all directors and officers of IDS Life as a group, does not exceed 1% of the class outstanding.

Legal proceedings and opinion


A number of lawsuits have been filed against life and health insurers in jurisdictions in which IDS Life and its subsidiaries do business involving insurers' sales practices, alleged agent misconduct, failure to properly supervise agents, and other matters. In December 1996, an action of this type was brought against IDS Life and its parent, AEFC. A second action was filed in March 1997. The plaintiffs purport to represent a class consisting of all persons who replaced existing IDS Life policies with new IDS Life policies from and after January 1, 1985. The complaint puts at issue various alleged sales practices and misrepresentations, alleged breaches of fiduciary duties and alleged violations of consumer fraud statutes. Plaintiffs seek damages in an unspecified amount and seek to establish a claims resolution facility for the determination of individual issues.


IDS Life believes it has meritorious defenses to these and other actions arising in connection with the conduct of its business activities and intends to defend them vigorously. IDS Life believes that it is not a party to, nor are any of its properties the subject of, any pending legal proceedings which would have a material adverse effect on its consolidated financial condition.

Legal  matters in  connection  with federal laws and  regulations  affecting the issue and sale of the contracts described in this prospectus and the organization of IDS Life, its authority to issue contracts under Minnesota law and the validity of the forms of the contracts under Minnesota law have been passed on by the general counsel of IDS Life.

Experts


The consolidated financial statements of IDS Life Insurance Company at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the registration statement, and is included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

Appendix A

Partial surrender illustration

Involving a surrender charge and a market value adjustment

Annuity assumptions:
Single payment         $10,000
Guarantee period       10 years

Guarantee rate (ig)    6% effective annual yield

                                     End of contract year

    Contract         Surrender       accumulation values
      year            charge %         if no surrenders

--------------------------------------------------------------------------

       1                   8%              $10,600.00
       2                   7                11,236.00
       3                   6                11,910.16
       4                   5                12,624.77
       5                   4                13,382.26
       6                   3                14,185.19
       7                   2                15,036.30
       8                   1                15,938.48
       9                   0                16,894.79
       10                  0                17,908.48

Partial surrender assumptions:

On the first day of your 4th contract year you request a partial surrender of:

Example  I -  $2,000  of your  accumulation  value

Example  II - A  $2,000  net surrender check

You may surrender 10% of $11,910.16 (end of 3rd contract year accumulation value) without surrender charge but subject to a market value adjustment -- this is $1,191.02

The excess market adjusted value surrendered is subject to both a 5% (4th contract year) surrender charge and a market value adjustment.

The current rate (ic) for applicable new sales and renewals = 5.5%

The number of full years left in your guarantee period (N) = 7

The number of fractional years left in your guarantee period (t) = 0

Example I - $2,000 of accumulation value surrendered

What will be your market value adjustment amount?

The market adjusted value of your $2,000 partial surrender will be:

               Renewal value of accumulation value surrendered

                            (1 + ic + .0025)(N+t)

        =   $2,000 (1 + ig)7
            (1 + ic + .0025)7

        =   $2,000 (1.06)7
                 (1.0575)7

        =   $2,033.33

The market value adjustment = the market adjusted value surrendered less the accumulation value surrendered

        $2,033.33   -    $2,000   =   $33.33

(NOTE: This market value adjustment is positive. In other cases the market value adjustment may be negative.)

What will be your surrender charge amount?

The surrender charge will be 5% multiplied by the excess of the market adjusted value over the accumulation value that may be surrendered without surrender charge:

        ($2,033.33 - $1,191.02) x .05 = $42.12

What net amount will you receive?

Your contract's accumulation value will decrease by $2,000 and we will send you a check for:

Accumulation value surrendered         $2,000.00
Market value adjustment                    33.33
Less surrender charge                     (42.12)
Net surrender amount                   $1,991.21

Example II - $2,000 net surrender check requested

What will be the accumulation value surrendered?

Tell us if you want a specific net surrender check amount. We will work backwards using an involved formula to determine how much accumulation value must be surrendered to result in a net check to you for a specific amount. For a $2,000 net check to you, the formula results in $2,009.09 of accumulation value to be surrendered.

What will be your market value adjustment amount?

The market adjusted value is:

        Renewal value of accumulation value surrendered

                      (1 + ic + .0025)(N+t)

        =   $2,009.09 (1 + ig)7
            (1 + ic + .0025)7

        =   $2,009.09 (1.06)7
                   (1.0575)7

        =   $2,042.58

The market value adjustment = the market adjusted value surrendered less the accumulation value surrendered

        $2,042.58   -    $2,009.09    =   $33.49

(NOTE: This market value adjustment is positive. In other cases the market value adjustment may be negative.)

What will be your surrender charge amount?

The surrender charge will be 5% multiplied by the excess of the market adjusted value over the accumulation value that may be surrendered without surrender charge:

        ($2,042.58 - $1,191.02) x .05 = $42.58

What net amount will you receive?

Your contract's accumulation value will decrease by $2,009.09 and we will send you a check for:

Accumulation value surrendered         $2,009.09
Market value adjustment                    33.49
Less surrender charge                     (42.58)
Net surrender amount                   $2,000.00

Appendix B

Market value adjustment illustration

Annuity assumptions:
Single payment         $50,000
Guarantee period       10 years

Guarantee rate         6% effective annual yield

Market adjustment assumptions: These examples show how the market value adjustment may affect your contract values. The surrenders in these examples occur one year after the contract date. There are no previous surrenders.

The accumulation value at the end of one year is $53,000. If there aren't any surrenders, the renewal value at the end of the 10 year guarantee period will be $89,542.38.

The market value adjustment is based on the rate we are crediting (at the time of your surrender) on new contracts with the same length guarantee period as the time remaining in your guarantee period. After one year, you have 9 years left of your 10 year guarantee period.

Example I shows a downward market value adjustment. Example II shows an upward market value adjustment. These examples do not show the surrender charge (if any) which would be calculated separately after the market value adjustment. Surrender charge calculations are shown in Appendix A.

Market adjusted value formula:

Market adjusted value    =           (Renewal value)
                                  (1 + ic + .0025)(N+t)
Renewal value    -   The accumulation value at the end of the current guarantee period

ic               -   The current interest rate offered for new contract sales and renewals for the number of years remaining in the guarantee period

N                -   The number of complete contract years to the end of the current guarantee period

t                -   The fraction of the contract year remaining to the end of the contract year

Example I - Downward market value adjustment

A surrender results in a downward market value adjustment when interest rates have increased. Assume after 1 year, we are now crediting 6.5% for a new contract with a 9 year guarantee period. If you fully surrender, the market adjusted value would be:

        Renewal value

        (1 + ic + .0025)(N+t)

        =         $89,542.38
            (1 + .065 + .0025)9

        =   $49,741.36

The market value adjustment is a $3,258.64 reduction of the accumulation value:

        ($3,258.64)  =   $49,741.36  -  $53,000

If you surrendered half of your contract instead of all, the market adjusted value of the surrendered portion would be one-half that of the full surrender:

                       $44,771.19

$24,870.68    =  (1 + .065 + .0025)9

Example II - Upward market value adjustment

A surrender results in an upward market value adjustment when interest rates have decreased more than .25%. Assume after 1 year, we are now crediting 5.5% for a new contract with a 9 year guarantee period. If you fully surrender, the market adjusted value would be:

        Renewal value

        (1 + ic + .0025)(N+t)

        =        $89,542.38
            (1 + .055 + .0025)9

        =   $54,138.38

The market value adjustment is a $1,138.38 increase of the accumulation value:

        $1,138.38    =   $54,138.38  -  $53,000

If you surrendered half of your contract instead of all, the market adjusted value of the surrendered portion would be one-half that of the full surrender:

                        $44,771.19

$27,069.19    =  (1 + .055 + .0025)9

Report of Independent Auditors
The Board of Directors
IDS Life Insurance Company



We have audited the accompanying consolidated balance sheets of IDS Life Insurance Company (a wholly owned subsidiary of American Express Financial Corporation) as of December 31, 1997 and 1996 and the related consolidated statements of income, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of IDS Life Insurance Company at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.




Ernst & Young LLP
Minneapolis, Minnesota
February 5, 1998

IDS Life Financial Information


                          IDS LIFE INSURANCE COMPANY
                         CONSOLIDATED BALANCE SHEETS


                                                    Dec. 31,     Dec. 31,
ASSETS                                                1997         1996
                                                         (thousands)
Investments:
Fixed maturities:
Held to maturity, at amortized cost (Fair value:
1997, $9,743,410; 1996, $10,521,650)              $9,315,450       $10,236,379
Available for sale, at fair value (Amortized cost:
1997, $12,515,030; 199, $11,008,622)              12,876,694        11,146,845
Mortgage loans on real estate                      3,618,647         3,493,364
Policy loans                                         498,874           459,902
Other investments                                    318,591           251,465
Total investments                                 26,628,256        25,587,955
Cash and cash equivalents                             19,686           224,603
Amounts recoverable from reinsurers                  205,716           157,722
Amounts due from brokers                               8,400            11,047
Other accounts receivable                             37,895            44,089
Accrued investment income                            357,390           343,313
Deferred policy acquisition costs                  2,479,577         2,330,805
Deferred income taxes, net                                --            33,923
Other assets                                          22,700            37,364
Separate account assets                           23,214,504        18,535,160
Total assets                                     $52,974,124       $47,305,981
                                                   =========         =========

                          IDS LIFE INSURANCE COMPANY
                   CONSOLIDATED BALANCE SHEETS (continued)


                                                   Dec. 31,        Dec. 31
LIABILITIES AND STOCKHOLDER'S EQUITY                1997             1996
                                                          (thousands)


Liabilities:
Future policy benefits:
Fixed annuities                                  $22,009,747      $21,838,008
Universal life-type insurance                      3,280,489        3,177,149
Traditional life insurance                           213,676          209,685
Disability income and long-term care insurance       533,124          424,200
Policy claims and other policyholders' funds          68,345           83,634
Deferred income taxes, net                            61,582               --
Amounts due to brokers                               381,458          261,987
Other liabilities                                    345,383          332,078
Separate account liabilities                      23,214,504       18,535,160
Total liabilities                                 50,108,308       44,861,901
Stockholder's equity:
Capital stock, $30 par value per share;
100,000 shares authorized, issued and outstanding      3,000            3,000
Additional paid-in capital                           290,847          283,615
Net unrealized gain on investments                   226,359           86,102
Retained earnings                                  2,345,610        2,071,363
Total stockholder's equity                         2,865,816        2,444,080
Total liabilities and stockholder's equity       $52,974,124      $47,305,981
                                                   =========        =========
See accompanying notes.

                             IDS LIFE INSURANCE COMPANY
                         CONSOLIDATED STATEMENTS OF INCOME


                                                           Years ended Dec. 31,
                                                      1997        1996       1995
                                                               (thousands)
Revenues:
Premiums:
Traditional life insurance                        $  52,473    $  51,403      $ 50,193
Disability income and long-term care insurance      154,021      131,518       111,337

Total premiums                                      206,494      182,921       161,530

Policyholder and contractholder charges             341,726      302,999       256,454
Management and other fees                           340,892      271,342       215,581
Net investment income                             1,988,389    1,965,362     1,907,309
Net realized gain (loss) on investments                 860         (159)       (4,898)

Total revenues                                    2,878,361    2,722,465     2,535,976

Benefits and expenses:
Death and other benefits:
Traditional life insurance                           28,951       26,919        29,528
Universal life-type insurance
and investment contracts                             92,814       85,017        71,691
Disability income and
long-term care insurance                             22,333       19,185        16,259
Increase (decrease) in liabilities for
future policy benefits:
Traditional life insurance                            3,946        1,859        (1,315)
Disability income and
long-term care insurance                             63,631       57,230        51,279

Interest credited on universal life-type
insurance and investment contracts                1,386,448    1,370,468     1,315,989
Amortization of deferred policy acquisition costs   322,731      278,605       280,121
Other insurance and operating expenses              276,596      261,468       211,642

Total benefits and expenses                       2,197,450    2,100,751     1,975,194

Income before income taxes                          680,911      621,714       560,782

Income taxes                                        206,664      207,138       195,842

Net income                                       $  474,247   $  414,576    $  364,940
                                                   ========     ========       =======

See accompanying notes.

                             IDS LIFE INSURANCE COMPANY
                  CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                          Three years ended Dec. 31, 1997
                                    (thousands)


                                            Additional  Net Unrealized
                                 Capital     Paid-In     Gain (Loss)on    Retained
                                  Stock      Capital    on Investments    Earnings     Total

Balance, Dec. 31, 1994            3,000       222,000      (275,708)     1,639,399   1,588,691
Net income                           --            --            --        364,940     364,940
Change in net unrealized
gain (loss) on investments           --            --       505,837             --     505,837
Capital contribution from parent     --        56,814            --             --      56,814
Loss on reinsurance transaction
with affiliate                       --            --            --         (4,574)     (4,574)
Cash dividends                       --            --            --       (180,000)   (180,000)

Balance, Dec. 31, 1995            3,000       278,814       230,129      1,819,765   2,331,708
Net income                           --            --            --        414,576     414,576
Change in net unrealized
gain (loss) on investments           --            --      (144,027)            --    (144,027)
Capital contribution from parent     --         4,801            --             --       4,801
Other changes                        --            --            --          2,022       2,022
Cash dividends                       --            --            --       (165,000)   (165,000)

Balance, Dec. 31, 1996           $3,000      $283,615      $ 86,102     $2,071,363  $2,444,080
Net income                           --            --            --        474,247     474,247
Change in net unrealized
gain (loss) on investments           --            --       140,257             --     140,257
Capital contribution from parent     --         7,232            --             --       7,232
Cash dividends                       --            --            --       (200,000)   (200,000)

Balance, Dec. 31, 1997           $3,000      $290,847      $226,359     $2,345,610  $2,865,816
                                  =====       =======       =======      =========    ========

See accompanying notes.

                             IDS LIFE INSURANCE COMPANY
                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                       Years ended Dec. 31,
                                                  1997         1996          1995
                                                             (thousands)
Cash flows from operating activities:
Net income                                     $ 474,247    $ 414,576     $ 364,940
Adjustments to reconcile net income to
net cash provided by (used in) operating activities:
Policy loan issuance, excluding universal
life-type insurance                              (54,665)     (49,314)      (46,011)
Policy loan repayment, excluding universal
life-type insurance                               46,015       41,179        36,416
Change in amounts recoverable from reinsurers    (47,994)     (43,335)      (34,083)
Change in other accounts receivable                6,194       (4,981)       12,231
Change in accrued investment income              (14,077)       4,695       (30,498)
Change in deferred policy acquisition
costs, net                                      (156,486)    (294,755)     (196,963)
Change in liabilities for future policy
benefits for traditional life,
disability income and
long-term care insurance                         112,915       97,479        85,575
Change in policy claims and other
policyholders' funds                             (15,289)      27,311         6,255
Change in deferred income tax provision (benefit) 19,982      (65,609)      (33,810)
Change in other liabilities                       13,305       46,724        (6,548)
(Accretion of discount)
amortization of premium, net                      (5,649)     (23,032)      (22,528)
Net realized (gain) loss on investments             (860)         159         4,898
Policyholder and contractholder
charges, non-cash                               (160,885)    (154,286)     (140,506)
Other, net                                         7,161      (10,816)        3,849

Net cash provided by (used in) operating
activities                                     $ 223,914    $ (14,005)     $  3,217

                             IDS LIFE INSURANCE COMPANY
                 CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)


                                                         Years ended Dec. 31,
                                                  1997             1996          1995
                                                               (thousands)
Cash flows from investing activities:
Fixed maturities held to maturity:
Purchases                                       $     (1,996)  $  (43,751)  $ (1,007,208)
Maturities, sinking fund payments and calls          686,503      759,248        538,219
 Sales                                               236,761      279,506        332,154
Fixed maturities available for sale:
Purchases                                         (3,160,133)  (2,299,198)    (2,452,181)
Maturities, sinking fund payments and calls        1,206,213    1,270,240        861,545
Sales                                                457,585      238,905        136,825
Other investments, excluding policy loans:
Purchases                                           (524,521)    (904,536)      (823,131)
Sales                                                335,765      236,912        160,521
Change in amounts due from brokers                     2,647      (11,047)         7,933
Change in amounts due to brokers                     119,471      140,369       (105,119)

Net cash used in investing activities               (641,705)    (333,352)    (2,350,442)

Cash flows from financing activities:
Activity related to universal life-type insurance
and investment contracts:
Considerations received                            2,785,758    3,567,586      4,189,525
Surrenders and death benefits                     (3,736,242)  (4,250,294)    (3,141,404)
Interest credited to account balances              1,386,448    1,370,468      1,315,989
Universal life-type insurance policy loans:
Issuance                                             (84,835)     (86,501)       (84,700)
Repayment                                             54,513       58,753         52,188
Capital contribution from parent                       7,232        4,801             --
Dividends paid                                      (200,000)    (165,000)      (180,000)

Net cash provided by financing activities            212,874      499,813      2,151,598

Net (decrease) increase in cash and
cash equivalents                                    (204,917)     152,456       (195,627)

Cash and cash equivalents at
beginning of year                                    224,603       72,147        267,774

Cash and cash equivalents at
end of year                                         $ 19,686    $ 224,603      $  72,147
                                                     =======     ========       ========
See accompanying notes.

                         IDS LIFE INSURANCE COMPANY
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)
                                ($ thousands)

1.    Summary of significant accounting policies
      ------------------------------------------

      Nature of business

      IDS Life Insurance Company (the Company) is a stock life insurance company organized under the laws of the State of Minnesota. The Company is a wholly owned subsidiary of American Express Financial Corporation (AEFC), which is a wholly owned subsidiary of American Express Company. The Company serves residents of all states except New York. IDS Life Insurance Company of New York is a wholly owned subsidiary of the Company and serves New York State residents. The Company also wholly owns American Enterprise Life Insurance Company, American Centurion Life Assurance Company (ACLAC), American Partners Life Insurance Company and American Express Corporation.

      The Company's principal products are deferred annuities and universal life insurance, which are issued primarily to individuals. It offers single premium and flexible premium deferred annuities on both a fixed and variable dollar basis. Immediate annuities are offered as well. The Company's insurance products include universal life (fixed and variable), whole life, single premium life and term products (including waiver of premium and accidental death benefits). The Company also markets disability income and long-term care insurance.

      Basis of presentation

      The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

      The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles which vary in certain respects from reporting practices prescribed or permitted by state insurance regulatory authorities (see Note 4).

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Investments

      Fixed maturities that the Company has both the positive intent and the ability to hold to maturity are classified as held to maturity and carried at amortized cost. All other fixed maturities and all marketable equity securities are classified as available for sale and carried at fair value. Unrealized gains and losses on securities classified as available for sale are reported as a separate component of stockholder's equity, net of deferred taxes.

      Realized investment gain or loss is determined on an identified cost basis.

      Prepayments are anticipated on certain investments in mortgage-backed securities in determining the constant effective yield used to recognize interest income. Prepayment estimates are based on information received from brokers who deal in mortgage-backed securities.

      Mortgage loans on real estate are carried at amortized cost less reserves for mortgage loan losses. The estimated fair value of the mortgage loans is determined by a discounted cash flow analysis using mortgage interest rates currently offered for mortgages of similar maturities.

      ------------------------------------------

      Impairment of mortgage loans is measured as the excess of the loan's recorded investment over its present value of expected principal and interest payments discounted at the loan's effective interest rate, or the fair value of collateral. The amount of the impairment is recorded in a reserve for mortgage loan losses. The reserve for mortgage loans losses is maintained at a level that management believes is adequate to absorb estimated losses in the portfolio. The level of the reserve account is determined based on several factors, including historical experience, expected future principal and interest payments, estimated collateral values, and current and anticipated economic and political conditions. Management regularly evaluates the adequacy of the reserve for mortgage loan losses.

      The Company generally stops accruing interest on mortgage loans for which interest payments are delinquent more than three months. Based on management's judgment as to the ultimate collectibility of principal, interest payments received are either recognized as income or applied to the recorded investment in the loan.

      The cost of interest rate caps and floors is amortized to investment income over the life of the contracts and payments received as a result of these agreements are recorded as investment income when realized. The amortized cost of interest rate caps and floors is included in other investments. Amounts paid or received under interest rate swap agreements are recognized as an adjustment to investment income.

      During 1997, 1996 and 1995, the Company purchased and wrote index options to protect against significant declines in fee income as a result of a decrease in the market value of its managed assets. These options were marked-to-market through the income statement.

      During 1997, the Company purchased and wrote index options to hedge 1998 management fee and other income from separate accounts and the underlying mutual funds. These index options are carried at market value and are included in other investments. Gains or losses on these instruments are deferred and recognized in management and other fees in the same period as the hedged fee income.

      Policy loans are carried at the aggregate of the unpaid loan balances which do not exceed the cash surrender values of the related policies.

      When evidence indicates a decline, which is other than temporary, in the underlying value or earning power of individual investments, such investments are written down to the fair value by a charge to income.

      Statements of cash flows

      The Company considers investments with a maturity at the date of their acquisition of three months or less to be cash equivalents. These securities are carried principally at amortized cost, which approximates fair value.

      Supplementary information to the consolidated statements of cash flows for the years ended December 31 is summarized as follows:
                                           1997           1996      1995
                                           ----           ----      ----
       Cash paid during the year for:
         Income taxes                    $174,472       $317,283  $191,011
         Interest on borrowings             8,213          4,119     5,524

      ------------------------------------------

      Recognition of profits on annuity contracts and insurance policies

      Profits on fixed deferred annuities are recognized by the Company over the lives of the contracts, using primarily the interest method. Profits represent the excess of investment income earned from investment of contract considerations over interest credited to contract owners and other expenses.

      The retrospective deposit method is used in accounting for universal life-type insurance. Under this method, profits are recognized over the lives of the policies in proportion to the estimated gross profits expected to be realized.

      Premiums on traditional life, disability income and long-term care insurance policies are recognized as revenue when due, and related benefits and expenses are associated with premium revenue in a manner that results in recognition of profits over the lives of the insurance policies. This association is accomplished by means of the provision for future policy benefits and the deferral and subsequent amortization of policy acquisition costs.

      Policyholder and contractholder charges include the monthly cost of insurance charges and issue and administrative fees. These charges also include the minimum death benefit guarantee fees received from the variable life insurance separate accounts. Management and other fees include investment management fees and mortality and expense risk fees received from the variable annuity and variable life insurance separate accounts and underlying mutual funds.

      Deferred policy acquisition costs

      The costs of acquiring new business, principally sales compensation, policy issue costs, underwriting and certain sales expenses, have been deferred on insurance and annuity contracts.The deferred acquisition costs for most single premium deferred annuities and installment annuities are amortized in relation to accumulation values and surrender charge revenue. The costs for universal life-type insurance and certain installment annuities are amortized as a percentage of the estimated gross profits expected to be realized on the policies. For traditional life, disability income and long-term care insurance policies, the costs are amortized over an appropriate period in proportion to premium revenue.

      Liabilities for future policy benefits

      Liabilities for universal life-type insurance and deferred annuities are accumulation values.

      Liabilities for fixed annuities in a benefit status are based on established industry mortality tables and interest rates ranging from 5% to 9.5%, depending on year of issue.

      Liabilities for future benefits on traditional life insurance are based on the net level premium method, using anticipated mortality, policy persistency and interest earning rates. Anticipated mortality rates are based on established industry mortality tables. Anticipated policy persistency rates vary by policy form, issue age and policy duration with persistency on cash value plans generally anticipated to be better than persistency on term insurance plans. Anticipated interest rates range from 4% to 10%, depending on policy form, issue year and policy duration.

      ------------------------------------------

      Liabilities for future disability income and long-term care policy benefits include both policy reserves and claim reserves. Policy reserves are based on the net level premium method, using anticipated morbidity, mortality, policy persistency and interest earning rates. Anticipated morbidity and mortality rates are based on established industry morbidity and mortality tables. Anticipated policy persistency rates vary by policy form, issue age, policy duration and, for disability income policies, occupation class. Anticipated interest rates for disability income and long-term care policy reserves are 3% to 9.5% at policy issue and grade to ultimate rates of 5% to 10% over 5 to 10 years.

      Claim reserves are calculated based on claim continuance tables and anticipated interest earnings. Anticipated claim contuance rates are based on a national survey. Anticipated interest rates for claim reserves for both disability income and long-term care range from 6% to 8%.

      Reinsurance

      The maximum amount of life insurance risk retained by the Company on any one life is $750 of life and waiver of premium benefits plus $50 of accidental death benefits. The maximum amount of disability income risk retained by the Company on any one life is $6 of monthly benefit for benefit periods longer than three years. The excesses are reinsured with other life insurance companies on a yearly renewable term basis. Graded premium whole life and long-term care policies are primarily reinsured on a coinsurance basis.

      Federal income taxes

      The Company's taxable income is included in the consolidated federal income tax return of American Express Company. The Company provides for income taxes on a separate return basis, except that, under an agreement between AEFC and American Express Company, tax benefit is recognized for losses to the extent they can be used on the consolidated tax return. It is the policy of AEFC and its subsidiaries that AEFC will reimburse subsidiaries for all tax benefits.

      Included in other liabilities at December 31, 1997 and 1996 are $12,061 and $33,358, respectively, receivable from American Express Financial Corporation for federal income taxes.

      Separate account business

      The separate account assets and liabilities represent funds held for the exclusive benefit of the variable annuity and variable life insurance contract owners. The Company receives investment management fees from the proprietary mutual funds used as investment options for variable annuities and variable life insurance. The Company receives mortality and expense risk fees from the separate accounts.

      ------------------------------------------

      The Company makes contractual mortality assurances to the variable annuity contract owners that the net assets of the separate accounts will not be affected by future variations in the actual life expectancy experience of the annuitants and the beneficiaries from the mortality assumptions implicit in the annuity contracts. The Company makes periodic fund transfers to, or withdrawals from, the separate accounts for such actuarial adjustments for variable annuities that are in the benefit payment period. For variable life insurance, the Company guarantees that the rates at which insurance charges and administrative fees are deducted from contract funds will not exceed contractual maximums. The Company also guarantees that the death benefit will continue payable at the initial level regardless of investment performance so long as minimum premium payments are made.

      Reclassification

      Certain 1996 and 1995 amounts have been reclassified to conform to the 1997 presentation.

2.    Investments
      -----------

      Fair values of investments in fixed maturities represent quoted market prices and estimated values when quoted prices are not available. Estimated values are determined by established procedures involving, among other things, review of market indices, price levels of current offerings of comparable issues, price estimates and market data from independent brokers and financial files.

      The amortized cost, gross unrealized gains and losses and fair values of investments in fixed maturities and equity securities at December 31, 1997 are as follows:

                                                        Gross      Gross
                                         Amortized   Unrealized  Unrealized      Fair
       Held to maturity                    Cost         Gains      Losses        Value
       ----------------                  ---------   ----------  ----------      -----

       U.S. Government agency oblitations  $41,932      $ 2,950  $       --  $   44,881
       State and municipal obligations       9,684          568          --      10,252
       Corporate bonds and obligations   7,280,646      415,700       9,322   7,687,024
       Mortgage-backed securities        1,983,188       25,976       7,911   2,001,253
                                         ---------       ------       -----   ---------
                                        $9,315,450     $445,194     $17,233  $9,743,410
                                         =========      =======      ======   =========


                                                           Gross      Gross
                                            Amortized   Unrealized  Unrealized     Fair
       Available for sale                      Cost        Gains      Losses       Value
       ------------------                   ---------   ----------  ----------     -----

       U.S. Government agency obligations $   65,291   $    4,154  $       --      $69,445
       State and municipal obligations        11,045        1,348          --       12,393
       Corporate bonds and obligations     5,308,129      232,761      30,198    5,510,692
       Mortgage-backed securities          7,130,565      160,478       6,879    7,284,164
                                           ---------      -------       -----    ---------
       Total fixed maturities             12,515,030      398,741      37,077   12,876,694
       Equity securities                       3,000          361          --        3,361
                                          ----------      -------      ------   ----------
                                         $12,518,030     $399,102     $37,077  $12,880,055
                                          ==========      =======      ======   ==========

      -----------

      The amortized cost, gross unrealized gains and losses and fair values of investments in fixed maturities and equity securities at December 31, 1996 are as follows:

                                                                Gross      Gross
                                                 Amortized   Unrealized  Unrealized      Fair
       Held to maturity                            Cost         Gains      Losses        Value
       ----------------                          ---------   ----------  ----------      ------

       U.S. Government agency obligations      $   44,002      $    933   $  1,276   $   43,659
       State and municipal obligations              9,685           412         --       10,097
       Corporate bonds and obligations          8,057,997       356,687     47,639    8,367,045
       Mortgage-backed securities               2,124,695        21,577     45,423    2,100,849
                                               ----------       -------     ------   ----------
                                              $10,236,379      $379,609    $94,338  $10,521,650
                                               ==========       =======     ======   ==========


                                                                Gross      Gross
                                                 Amortized   Unrealized  Unrealized     Fair
       Available for sale                           Cost        Gains       Losses     Value
       ------------------                           ----        -----       ------     -----

       U.S. Government agency obligations      $   77,944      $  2,607   $     96   $   80,455
       State and municipal obligations             11,032        1,336          --       12,368
       Corporate bonds and obligations          3,701,604      122,559      24,788    3,799,375
       Mortgage-backed securities               7,218,042      104,808      68,203    7,254,647
                                                ---------      -------      ------    ---------
       Total fixed maturities                  11,008,622      231,310      93,087   11,146,845
       Equity securities                            3,000          308          --        3,308
                                               ----------      -------      ------   ----------
                                              $11,011,622     $231,618     $93,087  $11,150,153
                                               ==========      =======      ======   ==========


      The amortized cost and fair value of investments in fixed maturities at December 31, 1997 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                        Amortized         Fair
       Held to maturity                   Cost           Value
       ----------------                 ---------      --------

       Due in one year or less        $   356,597      $360,956
       Due from one to five years       1,536,239     1,619,875
       Due from five to ten years       4,337,547     4,577,552
       Due in more than ten years       1,101,879     1,183,774
       Mortgage-backed securities       1,983,188     2,001,253
                                        ---------     ---------
                                       $9,315,450    $9,743,410
                                        =========     =========

                                        Amortized        Fair
       Available for sale                 Cost           Value
                                        ---------        -----

       Due in one year or less          $ 162,663    $  164,012
       Due from one to five years         633,339       679,561
       Due from five to ten years       2,418,162     2,517,098
       Due in more than ten years       2,170,301     2,231,859
       Mortgage-backed securities       7,130,565     7,284,164
                                       ----------    ----------
                                      $12,515,030   $12,876,694
                                       ==========    ==========

      -----------

      During the years ended December 31, 1997, 1996 and 1995, fixed maturities classified as held to maturity were sold with amortized cost of $229,848, $277,527 and $333,508, respectively. Net gains and losses on these sales were not significant. The sale of these fixed maturities was due to significant deterioration in the issuers' credit worthiness.

      Fixed maturities available for sale were sold during 1997 with proceeds of $457,585 and gross realized gains and losses of $6,639 and $7,518, respectively. Fixed maturities available for sale were sold during 1996 with proceeds of $238,905 and gross realized gains and losses of $571 and $16,084, respectively. Fixed maturities available for sale were sold during 1995 with proceeds of $136,825 and gross realized gains and losses of $nil and $5,781, respectively.

      At December 31, 1997, bonds carried at $14,351 were on deposit with various states as required by law.

      At December 31, 1997, investments in fixed maturities comprised 83 percent of the Company's total invested assets. These securities are rated by Moody's and Standard & Poor's (S&P), except for securities carried at approximately $2.7 billion which are rated by American Express Financial Corporation internal analysts using criteria similar to Moody's and S&P. A summary of investments in fixed maturities, at amortized cost, by rating on December 31 is as follows:

          Rating                   1997            1996
       ---------                 ---------      ---------
       Aaa/AAA                $ 9,195,619     $ 9,460,134
       Aaa/AA                          --           2,870
       Aa/AA                      232,451         241,914
       Aa/A                       246,792         192,631
       A/A                      2,787,936       2,949,895
       A/BBB                    1,200,345       1,034,661
       Baa/BBB                  5,226,616       4,531,515
       Baa/BB                     475,084         768,285
       Below investment grade   2,465,637       2,063,096
                                ---------       ---------
                              $21,830,480     $21,245,001
                               ==========      ==========

      At December 31, 1997, 95 percent of the securities rated Aaa/AAA are GNMA, FNMA and FHLMC mortgage-backed securities. No holdings of any other issuer are greater than one percent of the Company's total investments in fixed maturities.

      At December 31, 1997, approximately 14 percent of the Company's invested assets were mortgage loans on real estate. Summaries of mortgage loans by region of the United States and by type of real estate are as follows:

                                 December 31, 1997          December 31, 1996
                              ------------------------   -----------------------
                              On Balance   Commitments   On Balance  Commitments
           Region               Sheet      to Purchase     Sheet     to Purchase
       -------------          ----------   ------------  ----------  -----------
       East North Central   $  748,372     $  32,462    $  777,960     $  19,358
       West North Central      456,934        14,340       389,285        29,620
       South Atlantic          922,172        14,619       891,852        35,007
       Middle Atlantic         545,601        15,507       553,869        17,959
       New England             316,250         2,136       310,177        14,042
       Pacific                 184,917         3,204       190,770         4,997
       West South Central      125,227            --       105,173        11,246
       East South Central       60,274            --        75,176            --
       Mountain                297,545        28,717       236,597        11,401
                             ---------       -------     ---------       -------
                             3,657,292       110,985     3,530,859       143,630
       Less allowance for
       losses                   38,645            --        37,495            --
                             ---------       -------     ---------       -------
                            $3,618,647      $110,985    $3,493,364      $143,630
                             =========       =======     =========       =======

      -----------

                                 December 31, 1997          December 31, 1996
                            ------------------------   -------------------------
                            On Balance   Commitments   On Balance    Commitments
         Property type         Sheet     to Purchase      Sheet      to Purchase
       ---------------      ----------   -----------   ----------    -----------
       Department/retail
       stores              $1,189,203      $  27,314    $1,154,179     $  68,032
       Apartments           1,089,127         16,576     1,119,352        23,246
       Office buildings       716,729         34,546       611,395        27,653
       Industrial buildings   295,889         21,200       296,944         6,716
       Hotels/motels          101,052             --        97,870         6,257
       Medical buildings       99,979          9,748        67,178         8,289
       Nursing/retirement
       homes                   72,359             --        88,226         1,877
       Mixed Use               71,007             --        73,120            --
       Other                   21,947          1,601        22,595         1,560
                            ---------        -------     ---------        ------
                            3,657,292        110,985     3,530,859       143,630
       Less allowance for
       losses                  38,645             --        37,495            --
                             ---------       -------     ---------       -------
                           $3,618,647       $110,985    $3,493,364      $143,630
                            =========        =======     =========       =======

      Mortgage loan fundings are restricted by state insurance regulatory authorities to 80 percent or less of the market value of the real estate at the time of origination of the loan. The Company holds the mortgage document, which gives it the right to take possession of the property if the borrower fails to perform according to the terms of the agreement. The fair value of the mortgage loans is determined by a discounted cash flow analysis using mortgage interest rates currently offered for mortgages of similar maturities. Commitments to purchase mortgages are made in the ordinary course of business. The fair value of the mortgage commitments is $nil.

      At December 31, 1997 and 1996, the Company's recorded investment in impaired loans was $45,714 and $79,441, respectively, with allowances of $9,812 and $16,162, respectively. During 1997 and 1996, the average recorded investment in impaired loans was $61,870 and $74,338, respectively.

      The Company recognized $2,981, $4,889 and $5,014 of interest income related to impaired loans for the years ended December 31, 1997, 1996 and 1995 respectively.

      The following table presents changes in the allowance for investment losses related to all loans:

                                          1997          1996        1995
                                         ------        ------      ------
       Balance, January 1               $37,495       $37,340     $35,252
       Provision for investment losses    8,801        10,005      15,900
       Loan payoffs                      (3,851)       (4,700)    (11,900)
       Foreclosures                      (3,800)       (5,150)     (1,350)
       Other                                 --            --        (562)
                                         ------        ------      -------

       Balance, December 31             $38,645       $37,495     $37,340
                                         ======        ======      ======

      At December 31, 1997, the Company had commitments to purchase investments other than mortgage loans for $234,485. Commitments to purchase investments are made in the ordinary course of business. The fair value of these commitments is $nil.

      -----------

      Net investment income for the years ended December 31 is summarized as follows:

                                            1997           1996         1995
                                          ---------      ---------    ---------
       Interest on fixed maturities      $1,692,481     $1,666,929   $1,656,136
       Interest on mortgage loans           305,742        283,830      232,827
       Other investment income               25,089         43,283       35,936
       Interest on cash equivalents           5,914          5,754        5,363
                                          ---------      ---------    ---------
                                          2,029,226      1,999,796    1,930,262
       Less investment expenses              40,837         34,434       22,953
                                          ---------      ---------    ---------
                                         $1,988,389     $1,965,362   $1,907,309
                                          =========      =========    =========

      Net realized gain (loss) on investments for the years ended December 31 is summarized as follows:

                                     1997         1996         1995
                                    ------        -----        -----
       Fixed maturities           $ 16,115      $ 8,736     $  9,973
       Mortgage loans               (6,424)      (8,745)     (13,259)
       Other investments            (8,831)        (150)      (1,612)
                                   -------        -----      -------
                                  $    860      $  (159)    $ (4,898)
                                   =======        ======       ======

      Changes in net unrealized appreciation (depreciation) of investments for the years ended December 31 are summarized as follows:

                                      1997           1996         1995
                                     -------        -------      -------
       Fixed maturities available
         for sale                   $223,441      $(231,853)    $811,649
       Equity securities                  53            (52)       3,118

3.    Income taxes
      ------------

      The Company qualifies as a life insurance company for federal income tax purposes. As such, the Company is subject to the Internal Revenue Code provisions applicable to life insurance companies.

      The income tax expense consists of the following:

                                    1997           1996         1995
       Federal income taxes:
       Current                    $176,879       $260,357     $218,040
       Deferred                     19,982        (65,609)     (33,810)
                                   -------        --------     -------
                                   196,861        194,748      184,230
       State income taxes-current    9,803         12,390       11,612
                                   -------        -------      -------
       Income tax expense         $206,664       $207,138     $195,842
                                   =======        =======      =======

      ------------

      Increases (decreases) to the federal tax provision applicable to pretax income based on the statutory rate are attributable to:

                                     1997               1996               1995
                               ----------------    ---------------   ---------------
                               Provision   Rate    Provision  Rate   Provision  Rate
                               ---------   ----    ---------  ----   ---------  ----
      Federal income
        taxes based on
        the statutory rate      $238,319   35.0%    $217,600  35.0%   $196,274  35.0%
      Increases (decreases)
      are attributable to:
      Tax-excluded interest
        and dividend income      (10,294)  (1.5)      (9,636) (1.5)     (8,524) (1.5)
      State Taxes, net of federal
         benefit                   6,372    0.9        8,053   1.3       7,548   1.3
      Low income housing
        credits                  (20,705)  (3.0)      (5,090) (0.8)       (861) (0.2)
      Other, net                  (7,028)  (1.0)      (3,789) (0.7)      1,405   0.3
                                 -------   -----     -------  ----     -------  ----
      Federal income taxes      $206,664   30.4%    $207,138  33.3%   $195,842  34.9%
                                 =======   ====      =======  ====     =======  ====

      A portion of life insurance company income earned prior to 1984 was not subject to current taxation but was accumulated, for tax purposes, in a policyholders' surplus account. At December 31, 1997, the Company had a policyholders' surplus account balance of $20,114. The policyholders' surplus account is only taxable if dividends to the stockholder exceed the stockholder's surplus account or if the Company is liquidated. Deferred income taxes of $7,040 have not been established because no distributions of such amounts are contemplated.

      Significant components of the Company's deferred tax assets and liabilities as of December 31 are as follows:

                                                  1997          1996
                                                  ----          ----
       Deferred tax assets:
       Policy reserves                          $748,204      $724,412
       Life insurance guarantee
          fund assessment reserve                 20,101        29,854
       Other                                       9,589         2,763
                                                 -------       -------
       Total deferred tax assets                 777,894       757,029
                                                 -------       -------

       Deferred tax
       liabilities:
       Deferred policy acquisition costs        700,032      665,685
       Unrealized gain on investments           121,885       48,486
       Investments, other                        17,559        8,935
                                                -------      -------
       Total deferred tax liabilities           839,476      723,106
                                                -------      -------
       Net deferred tax (liabilities) assets   $(61,582)    $ 33,923
                                                 ======       ======

      The Company is required to establish a valuation allowance for any portion of the deferred tax assets that management believes will not be realized. In the opinion of management, it is more likely than not that the Company will realize the benefit of the deferred tax assets and, therefore, no such valuation allowance has been established.

4.    Stockholder's equity
      --------------------

      Retained earnings available for distribution as dividends to the parent are limited to the Company's surplus as determined in accordance with accounting practices prescribed by state insurance regulatory authorities. Statutory unassigned surplus aggregated $1,468,677 as of December 31, 1997 and $1,261,592 as of December 31, 1996 (see Note 3 with respect to the income tax effect of certain distributions). In addition, any dividend distributions in 1998 in excess of approximately $331,480 would require approval of the Department of Commerce of the State of Minnesota.

      Statutory net income for the years ended December 31 and capital and surplus as of December 31 are summarized as follows:

                                           1997          1996          1995
                                        ----------    ----------    ----------
       Statutory net income             $  379,615    $  365,585    $  326,799
       Statutory capital and surplus     1,765,290     1,565,082     1,398,649
       surplus

5.    Related party transactions
      --------------------------

      The Company loans funds to American Express Financial Corporation under a collateral loan agreement. The balance of the loan was $nil and $11,800 at December 31, 1997 and 1996, respectively. This loan can be increased to a maximum of $75,000 and pays interest at a rate equal to the preceding month's effective new money rate for the Company's permanent investments. Interest income on related party loans totaled $103, $780 and $1,371 in 1997, 1996 and 1995, respectively.

      The Company purchased a five year secured note from an affiliated company which was redeemed in 1996. The interest rate on the note was
      8.42 percent. Interest income on the above note totaled $1,637 and $1,937 in 1996 and 1995, respectively.

      The Company participates in the American Express Company Retirement Plan which covers all permanent employees age 21 and over who have met certain employment requirements. Employer contributions to the plan are based on participants' age, years of service and total compensation for the year. Funding of retirement costs for this plan complies with the applicable minimum funding requirements specified by ERISA. The Company's share of the total net periodic pension cost was $201, $174 and $155 in 1997, 1996 and 1995, respectively.

      The Company also participates in defined contribution pension plans of American Express Company which cover all employees who have met certain employment requirements. Company contributions to the plans are a percent of either each employee's eligible compensation or basic contributions. Costs of these plans charged to operations in 1997, 1996 and 1995 were $1,245, $990 and $815, respectively.

      The Company participates in defined benefit health care plans of AEFC that provide health care and life insurance benefits to retired employees and retired financial advisors. The plans include participant contributions and service related eligibility requirements. Upon retirement, such employees are considered to have been employees of AEFC. AEFC expenses these benefits and allocates the expenses to its subsidiaries. Accordingly, costs of such benefits to the Company are included in employee compensation and benefits and cannot be identified on a separate company basis.

      --------------------------

      Charges by AEFC for use of joint facilities, marketing services and other services aggregated $414,155, $397,362 and $377,139 for 1997,
      1996 and 1995, respectively. Certain of these costs are included in deferred policy acquisition costs. In addition, the Company rents its home office space from AEFC on an annual renewable basis.

6.    Commitments and contingencies
      -----------------------------

      At December 31, 1997 and 1996, traditional life insurance and universal life-type insurance in force aggregated $74,730,720 and $67,274,354, respectively, of which $4,351,904 and $3,875,921 were reinsured at the respective year ends. The Company also reinsures a portion of the risks assumed under disability income and long-term care policies. Under all reinsurance agreements, premiums ceded to reinsurers amounted to $60,495, $48,250 and $39,399 and reinsurance recovered from reinsurers amounted to $19,042, $15,612, and $14,088 for the years ended December 31, 1997, 1996 and 1995, respectively. Reinsurance contracts do not relieve the Company from its primary obligation to policyholders.

      A number of lawsuits have been filed against life and health insurers in jurisdictions in which the Company and its subsidiaries do business involving insurers' sales practices, alleged agent misconduct, failure to properly supervise agents, and other matters. In December 1996, an action of this type was brought against the Company and its parent, AEFC. A second action was filed in March, 1997. The plaintiffs purport to represent a class consisting of all persons who replaced existing Company policies with new Company policies from and after January 1, 1985. The complaint puts at issue various alleged sales practices and misrepresentations, alleged breaches of fiduciary duties and alleged violations of consumer fraud statutes. Plaintiffs seek damages in an unspecified amount and seek to establish a claims resolution facility for the determination of individual issues. The Company and its parent believe they have meritorious defenses to the claims raised in the lawsuit. The outcome of any litigation cannot be predicted with certainty. In the opinion of management, however, the ultimate resolution of the above lawsuit and others filed against the Company should not have a material adverse effect on the Company's consolidated financial position.

      The IRS routinely examines the Company's federal income tax returns, and is currently auditing the Company's returns for the 1990 through 1992 tax years. Management does not believe there will be a material adverse effect on the Company's consolidated financial position as a result of this audit.

7.    Lines of credit
      ---------------

      The Company has an available line of credit with its parent aggregating $100,000. The rate for the line of credit is the parent's cost of funds, ranging from 20 to 45 basis points over the established index. Borrowings outstanding under this agreement were $nil at December 31, 1997 and 1996.

8.    Derivative financial instruments
      --------------------------------

      The Company enters into transactions involving derivative financial instruments to manage its exposure to interest rate risk and equity market risk, including hedging specific transactions. The Company does not hold derivative instruments for trading purposes. The Company manages risks associated with these instruments as described below.

      --------------------------------

      Market risk is the possibility that the value of the derivative financial instruments will change due to fluctuations in a factor from which the instrument derives its value, primarily an interest rate or equity market index. The Company is not impacted by market risk related to derivatives held for non-trading purposes beyond that inherent in cash market transactions. Derivatives held for purposes other than trading are largely used to manage risk and, therefore, the cash flow and income effects of the derivatives are inverse to the effects of the underlying transactions.

      Credit risk is the possibility that the counterparty will not fulfill the terms of the contract. The Company monitors credit risk related to derivative financial instruments through established approval procedures, including setting concentration limits by counterparty, and requiring collateral, where appropriate. A vast majority of the Company's counterparties are rated A or better by Moody's and Standard & Poor's.

      Credit risk related to interest rate caps and floors and index options is measured by the replacement cost of the contracts. The replacement cost represents the fair value of the instruments.

      The notional or contract amount of a derivative financial instrument is generally used to calculate the cash flows that are received or paid over the life of the agreement. Notional amounts are not recorded on the balance sheet. Notional amounts far exceed the related credit risk.

      The Company's holdings of derivative financial instruments are as follows:

                                 Notional     Carrying      Fair    Total Credit
       December 31, 1997          Amount       Amount       Value     Exposure
       -----------------         --------     --------      -----   ------------
       Assets:
         Interest rate caps   $ 4,600,000    $ 24,963    $ 15,665    $ 15,665
         Interest rate floors   1,000,000       1,561       4,551       4,551
         Put index options        221,984      11,120      11,120      11,120
       Liabilities:
         Call index options       221,984      (8,273)     (8,273)         --
       Off balance sheet:
         Interest rate swaps    1,267,000          --     (45,799)         --
                                ---------      ------      ------      ------
                                              $29,371    $(22,736)    $31,336
                                               ======      ======      ======

                                 Notional      Carrying     Fair    Total Credit
       December 31, 1996          Amount        Amount      Value     Exposure
       Assets:
         Interest rate caps    $4,000,000   $ 16,227      $  7,439   $  7,439
         Interest rate floors   1,000,000      2,041         4,341      4,341
       Off balance sheet:
         Interest rate swaps    1,000,000         --       (24,715)        --
                                ---------     ------       --------    ------
                                             $18,268      $(12,935)   $11,780
                                              ======        ======     ======

      The fair values of derivative financial instruments are based on market values, dealer quotes or pricing models. The interest rate caps and floors expire on various dates from 1998 to 2003. The interest rate swaps expire on various dates from 2000 to 2003. All put and call options expire in 1998.

      Interest rate caps, swaps and floors are used principally to manage the Company's interest rate risk. These instruments are used to protect the margin between interest rates earned on investments and the interest rates credited to related annuity contract holders.

      --------------------------------

      Index options are used to manage the equity market risk related to the fee income that the Company receives from its separate accounts and the underlying mutual funds. The amount of the fee income received is based upon the daily market value of the separate account and mutual fund assets. As a result, the Company's fee income could be impacted significantly by changing economic conditions in the equity market.
      The Company entered into index option collars (combination of puts and calls) to hedge anticipated fee income for 1998 related to separate accounts and mutual funds which invest in equity securities. Testing has demonstrated the impact of these instruments on the income statement closely correlates with the amount of fee income the Company realizes. In the event that testing demonstrates that this correlation no longer exists, or in the event the Company disposes of the index options collars, the instruments will be marked-to-market through the income statement. At December 31, 1997, deferred gains on purchased put index options were $11,120 and deferred losses on written call index options were $8,273.

9.    Fair values of financial instruments
      ------------------------------------

      The Company discloses fair value information for most on- and off-balance sheet financial instruments for which it is practicable to estimate that value. Fair values of life insurance obligations and all non-financial instruments, such as deferred acquisition costs are excluded. Off-balance sheet intangible assets, such as the value of the field force, are also excluded. Management believes the value of excluded assets and liabilities is significant. The fair value of the Company, therefore, cannot be estimated by aggregating the amounts presented.

                                                 1997                         1996
                                         ------------------          ---------------------
                                         Carrying      Fair          Carrying        Fair
       Financial Assets                   Amount       Value          Amount         Value
       ----------------                  --------     ------         -------         -----
       Investments:
         Fixed maturities (Note 2):
           Held to maturity            $9,315,450   $9,743,410     $10,236,379  $10,521,650
           Available for sale          12,876,694   12,876,694      11,146,845   11,146,845
         Mortgage loans on
           real estate (Note 2)         3,618,647    3,808,570       3,493,364    3,606,077
         Other:
           Equity securities (Note 2)       3,361        3,361           3,308        3,308
           Derivative financial
             instruments (Note 8)          37,644       31,336          18,268       11,780
           Other                           82,347       85,383          63,993       66,242
       Cash and
         cash equivalents (Note 1)         19,686       19,686         224,603      224,603
       Separate account assets
         (Note 1)                      23,214,504   23,214,504      18,535,160   18,535,160



       Financial Liabilities
         Future policy benefits
           for fixed annuities         20,731,052   19,882,302      20,641,986   19,721,968
           Derivative financial
             instruments (Note 8)          (8,273)     (54,072)             --      (24,715)
         Separate account liabilities  21,488,282   20,707,620      17,358,087   16,688,519

      ------------------------------------

      At December 31, 1997 and 1996, the carrying amount and fair value of future policy benefits for fixed annuities exclude life insurance-related contracts carried at $1,185,155 and $1,112,155, respectively, and policy loans of $93,540 and $83,867, respectively. The fair value of these benefits is based on the status of the annuities at December 31, 1997 and 1996. The fair value of deferred annuities is estimated as the carrying amount less any applicable surrender charges and related loans. The fair value for annuities in non-life contingent payout status is estimated as the present value of projected benefit payments at rates appropriate for contracts issued in 1997 and 1996.

      At December 31, 1997 and 1996, the fair value of liabilities related to separate accounts is estimated as the carrying amount less any applicable surrender charges and less variable insurance contracts carried at $1,726,222 and $1,177,073, respectively.

10.   Segment information
      -------------------

      The Company's operations consist of two business segments; first, individual and group life insurance, disability income and long-term care insurance, and second, annuity products designed for individuals, pension plans, small businesses and employer-sponsored groups. The consolidated condensed statements of income for the years ended December 31, 1997, 1996 and 1995 and total assets at December 31, 1997, 1996 and 1995 by segment are summarized as follows:


                                               1997           1996            1995
       Net investment income:
       Life, disability income
         and long-term care insurance     $   269,874    $   262,998     $   256,242
       Annuities                            1,718,515      1,702,364       1,651,067
                                            ---------      ---------       ---------
                                          $ 1,988,389    $ 1,965,362     $ 1,907,309
                                            =========      =========       =========
       Premiums, charges and fees:
       Life, disability income
         and long-term care insurance     $   514,838    $   448,389     $   384,008
       Annuities                              374,274        308,873         249,557
                                              -------        -------         -------
                                          $   889,112    $   757,262     $   633,565
                                              =======        =======         =======
       Income before income taxes:
       Life, disability income
         and long-term care insurance     $   178,717    $   161,115     $   125,402
       Annuities                              501,334        460,758         440,278
       Net gain (loss) on investments             860           (159)         (4,898)
                                              -------        -------         -------
                                          $   680,911    $   621,714     $   560,782
                                              =======        =======         =======


       Total assets:
       Life, disability income
         and long-term care insurance     $ 8,193,796    $ 7,028,906     $ 6,195,870
       Annuities                           44,780,328     40,277,075      36,704,208
                                           ----------     ----------      ----------
                                          $52,974,124    $47,305,981     $42,900,078
                                           ==========     ==========      ==========

      Allocations of net investment income and certain general expenses are based on various assumptions and estimates.

      Assets are not individually identifiable by segment and have been allocated principally based on the amount of future policy benefits by segment.

      Capital expenditures and depreciation expense are not material, and consequently, are not reported.

11.   Year 2000 Issue (unaudited)
      ---------------

      The Year 2000 issue is the result of computer programs having been written using two digits rather than four to define a year. Any programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than 2000. This could result in the failure of major systems or miscalculations, which could have a material impact on the operations of the Company. All of the systems used by the Company are maintained by AEFC and are utilized by multiple subsidiaries and affiliates of AEFC. The Company's business is heavily dependent upon AEFC's computer systems and has significant interactions with systems of third parties.

      A comprehensive review of AEFC's computer systems and business processes, including those specific to the Company, has been conducted to identify the major systems that could be affected by the Year 2000 issue. Steps are being taken to resolve any potential problems including modification to existing software and the purchase of new software. These measures are scheduled to be completed and tested on a timely basis. AEFC's goal is to complete internal remediation and testing of each system by the end of 1998 and to continue compliance efforts through 1999.

      AEFC is evaluating the Year 2000 readiness of advisors and other third parties whose system failures could have an impact on the Company's operations. The potential materiality of any such impact is not known at this time.

                                         PART II.

                          INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.     Other Expenses of Issuance and Distribution.

       The expenses of the issuance and distribution of the interests in the IDS Life Account MGA of IDS Life Insurance Company to be registered, other than commissions on sales of the Contracts, are to be borne by the registrant.

Item 14.     Indemnification of Directors and Officers

       Section 300.083 of Minnesota Law provides in part that a corporation organized under such law shall have power to indemnify anyone made, or threatened to be made, a party to a threatened, pending or completed proceeding, whether civil or criminal, administrative or investigative, because he is or was a director or officer of the corporation, or served as a director or officer of another corporation at the request of the corporation. Indemnification in such a proceeding may extend to judgments, penalties, fines and amounts paid in settlement, as well as to reasonable expenses, including attorneys' fees and disbursements. In a civil proceeding, there can be no indemnification under the statute, unless it appears that the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and its shareholders and unless such person has received no improper personal benefit; in a criminal proceeding, the person seeking indemnification must also have no reasonable cause to believe his conduct was unlawful.

       Article IX of the By-laws of IDS Life Insurance Company requires IDS Life Insurance Company to indemnify directors and officers to the extent indemnification is permitted as stated by the preceding paragraph, and contains substantially the same language as the above-mentioned Section 300.083.

       Article IX, paragraph (2), of the By-laws of IDS Life Insurance Company provides as follows:

       "Section 2. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party, by reason of the fact that he is or was a director, officer, employee or agent of this Corporation, or is or was serving at the direction of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to any threatened, pending or completed action, suit or proceeding, wherever brought, to the fullest extent permitted by the laws of the State of Minnesota, as now existing or hereafter amended, provided that this Article shall not indemnify or protect any such director, officer, employee or agent against any liability to the Corporation or its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence, in the performance of his duties or by reason of his reckless disregard of his obligations and duties."

       The parent company of IDS Life Insurance Company maintains an insurance policy which affords liability coverage to directors and officers of IDS Life Insurance Company while acting in that capacity. IDS Life Insurance Company pays its proportionate share of the premiums for the policy.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 15.     Recent Sales of Unregistered Securities

             None

Item 16.     Exhibits and Financial Statement Schedules

(a)    Exhibits

        1. - 2.Not applicable.

        3.1 Copy of Certificate of Incorporation of IDS Life Insurance Company filed electronically as Exhibit 3.1 to Post-Effective Amendment No. 5 to Registration Statement No. 33-28976 is incorporated herein by reference.

        3.2 Copy of the Amended By-laws of IDS Life Insurance Company filed electronically as Exhibit 3.2 to Post-Effective Amendment No. 5 to Registration Statement No. 33-28976 is incorporated herein by reference.

        3.3 Copy of Resolution of the Board of Directors of IDS Life Insurance Company, dated May 5, 1989, establishing IDS Life Account MGA filed electronically as Exhibit 3.3 to Post-Effective Amendment No. 5 to Registration Statement No. 33-28976 is incorporated herein by reference.

        4.1 Copy of Non-tax qualified Group Annuity Contract, Form 30363C, filed electronically as Exhibit 4.1 to Post-Effective Amendment No. 5 to Registration Statement No. 33-28976 is incorporated herein by reference.

        4.2 Copy of Non-tax qualified Group Annuity Certificate, Form 30360C, filed electronically as Exhibit 4.2 to Post-Effective Amendment No. 5 to Registration Statement No. 33-28976 is incorporated herein by reference.

        4.3 Copy of Endorsement No. 30340C-GP to the Group Annuity Contract filed electronically as Exhibit 4.3 to Post-Effective Amendment No. 5 to Registration Statement No. 33-28976 is incorporated herein by reference.

        4.4 Copy of Endorsement No. 30340C to the Group Annuity Certificate filed electronically as Exhibit 4.4 to Post-Effective Amendment No. 5 to Registration Statement No. 33-28976 is incorporated herein by reference.

        4.5 Copy of Tax qualified Group Annuity Contract, Form 30369C, filed electronically herewith.

        4.6 Copy of Tax qualified Group Annuity Certificate, Form 30368C, filed electronically herewith.

        4.7    Copy  of  Group  IRA  Annuity   Contract,   Form  30372C,   filed
               electronically herewith.

        4.8 Copy of Group IRA Annuity Certificate, Form 30371C, filed electronically herewith.

        4.9 Copy of Non-tax qualified Individual Annuity Contract, Form 30365D, filed electronically herewith.

        4.10 Copy of Endorsement No. 30379 to the Individual Annuity Contract, filed electronically herewith.

        4.11 Copy of Tax qualified Individual Annuity Contract, Form 30370C, filed electronically herewith.

        4.12 Copy of Individual IRA Annuity Contract, Form 30373C, filed electronically herewith.

        5. Copy of Opinion of Counsel regarding legality of Contracts, dated Oct. 3, 1990, filed electronically as Exhibit 5 to Post-Effective Amendment No. 5 to Registration Statement No. 33-28976 is incorporated herein by reference.

        6.-20. Not applicable.

        21. Copy of List of Subsidiaries filed electronically as Exhibit 22 to Post-Effective Amendment No. 8 to Registration Statement No. 33-28976 is incorporated herein by reference.

        22. Not applicable.

        23. Consent of Independent Auditors, filed electronically herewith.

        24.1 Power of Attorney, dated August 19, 1997, filed electronically herewith.

        24.2 Power of Attorney, dated April 9, 1998, filed electronically herewith.

25.-27.      Not applicable.

(b)    Financial Statement Schedules

       Schedule I    -   Consolidated Summary of Investments Other than
                         Investments in Related Parties

       Schedule III  -   Supplementary Insurance Information
       Schedule IV   -   Reinsurance
       Schedule V    -   Valuation and Qualifying Accounts

       Report of Independent Auditors dated February 5, 1998.

       All other schedules to the consolidated  financial statements required by
Article 7 of Regulation S-X are not required under the related instructions or are inapplicable and, therefore, have been omitted.

Item 17.     Undertakings

A.    The Registrant undertakes:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement,

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement,

        (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time may be deemed to be the initial bona fide offering thereof,

        (3)    that  all   post-effective   amendments   will  comply  with  the
               applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendments are filed, and

        (4)    to  remove  from   registration  by  means  of  a  post-effective
               amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The Registrant represents that it is relying upon the no-action assurance given to the American Council of Life Insurance (pub. avail. Nov. 28,
      1988). Further, the Registrant represents that it has complied with the provisions of paragraphs (1) - (4) of the no-action letter.

                                        SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, IDS Life Insurance Company has duly caused this Registration Statement to be signed on behalf of the Registrant by the undersigned, thereunto duly authorized in this City of Minneapolis, and State of Minnesota on the 14th day of April, 1998.

                                                  IDS Life Insurance Company

                                                         (Registrant)

                                                  By IDS Life Insurance Company

                                                  By /s/ James A. Mitchell*

                                                         James A. Mitchell

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 14th day of April, 1998.

Signature                                    Title

/s/ James A. Mitchell*                       Chairman of the Board
    James A. Mitchell                        and Chief Executive Officer

/s/ Richard W. Kling*                        Director and President
    Richard W. Kling

/s/ Jeffrey S. Horton**                      Vice President and Treasurer
    Jeffrey S. Horton

/s/ David R. Hubers*                         Director
    David R. Hubers

/s/ Paul F. Kolkman*                         Director and Executive Vice
    Paul F. Kolkman                          President

/s/ Barry J. Murphy*                         Director and Executive Vice
    Barry J. Murphy                          President, Client Service

/s/ Stuart A. Sedlacek*                      Director and Executive Vice
    Stuart A. Sedlacek                       President, Assured Assets

/s/ Philip C. Wentzel**                      Vice President and Controller
    Philip C. Wentzel

*Signed   pursuant  to  Power  of  Attorney   dated  August  19,   1997,   filed
electronically herewith as Exhibit 24.1 for IDS Life Insurance Company (IDS Life Account MGA).

**Signed pursuant to Power of Attorney dated April 9, 1998, filed electronically herewith as Exhibit 24.2 for IDS Life Insurance Company (IDS Life Account MGA).

By:



__________________________________
Bruce A. Kohn

Report of Independent Auditors


The Board of Directors
IDS Life Insurance Company

We have audited the consolidated financial statements of IDS Life Insurance Company as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, and have issued our report thereon dated February 5, 1998 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedules listed in the index to financial statement schedules of this Registration Statement. These schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, the financial statement schedules referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.




Ernst & Young LLP
Minneapolis, Minnesota
February 5, 1998

IDS LIFE INSURANCE COMPANY
SCHEDULE I - CONSOLIDATED SUMMARY OF INVESTMENTS
OTHER THAN INVESTMENTS IN RELATED PARTIES ($ thousands)
AS OF DECEMBER 31, 1997



-----------------------------------------------------------------------------------------------------
Column A                                         Column B              Column C         Column D

Type of Investment                                 Cost                 Value        Amount at which
                                                                                       shown in the
                                                                                       balance sheet
-----------------------------------------------------------------------------------------------------
Fixed maturities:
    Held to maturity:
        United States Government and
          government agencies and
          authorities (a)                    $    1,829,112          $ 1,846,833   $    1,829,112
        States, municipalities and
           political subdivisions                     9,684               10,252            9,684
        All other corporate bonds (b)             7,476,654            7,886,325        7,476,654
                                               ------------           ----------       ----------
              Total held to maturity              9,315,450            9,743,410        9,315,450

    Available for sale:
        United States Government and
          government agencies and
          authorities (c)                         6,798,425            6,944,942        6,944,942
        States, municipalities and
           political subdivisions                    11,045               12,393           12,393
        All other corporate bonds (d)             5,705,560            5,919,359        5,919,359
                                               ------------           ----------       ----------
              Total available for sale           12,515,030           12,876,694       12,876,694

Mortgage loans on real estate                     3,618,647            XXXXXXXXX        3,618,647
Policy loans                                        498,874            XXXXXXXXX          498,874
Other investments                                   318,591            XXXXXXXXX          318,591
                                               ------------                            ----------

              Total investments              $   26,266,592          $ XXXXXXXXX     $ 26,628,256
                                               ============           ==========       ==========

(a) - Includes mortgage-backed securities with a cost and market value of $1,787,180 and $1,801,952, respectively.
(b) - Includes mortgage-backed securities with a cost and market value of $196,008 and $199,301, respectively.
(c) - Includes mortgage-backed securities with a cost and market value of $6,733,134 and $6,875,498, respectively.
(d) - Includes mortgage-backed securities with a cost and market value of $397,431 and $408,667, respectively.

IDS LIFE INSURANCE COMPANY
SCHEDULE III - SUPPLEMENTARY INSURANCE INFORMATION ($ thousands)
FOR THE YEAR ENDED DECEMBER 31, 1997

    Column A      Column B     Column C   Column D    Column E     Column F  Column G   Column H     Column I    Column J   Column K

    Segment       Deferred      Future    Unearned  Other policy   Premium     Net     Benefits,   Amortization   Other     Premiums
                   policy       policy    premiums   claims and    revenue  investment  claims,    of deferred  operating    written
                 acquisition   benefits,              benefits                income   losses and    policy     expenses*
                    cost        losses,               payable                          settlement  acquisition
                              claims and                                                expenses      costs
                                 loss
                               expenses
-----------------------------------------------------------------------------------------------------------------------------------

Annuities       $ 1,453,441  $ 22,009,747 $      -    $ 35,007  $       -  $1,718,515   $  1,720     $229,729     $262,680       N/A



Life, DI, and
Long-term Care
Insurance         1,026,136     4,027,289        -     33,338     206,494     269,874    209,955       93,002       13,916       N/A


-----------------------------------------------------------------------------------------------------------------------------------
Total           $ 2,479,577  $ 26,037,036 $      -    $ 68,345  $ 206,494 $ 1,988,389  $ 211,675     $322,731     $276,596       N/A

-----------------------------------------------------------------------------------------------------------------------------------
*Allocations of net investment income and other operating expenses are based on various assumptions and estimates.


IDS LIFE INSURANCE COMPANY
SCHEDULE III - SUPPLEMENTARY INSURANCE INFORMATION ($ thousands)
FOR THE YEAR ENDED DECEMBER 31, 1996

    Column A     Column B      Column C  Column D    Column E    Column F   Column G    Column H    Column I      Column J  Column K

    Segment      Deferred      Future    Unearned  Other policy  Premium      Net       Benefits,  Amortization    Other    Premiums
                  policy       policy    premiums   claims and  revenue    investment   claims,     of deferred  operating  written
                 acquisition  benefits,              benefits                income    losses and    policy       expenses*
                   cost        losses,                payable                          settlement   acquisition
                              claims and                                                 expenses     costs
                                loss
                               expenses
------------------------------------------------------------------------------------------------------------------------------------

Annuities     $  1,398,025  $ 21,838,008 $       -  $    50,137  $        -  $1,702,364  $    2,724  $   189,645  $ 180,942      N/A



Life, DI, and
Long-term
Care Insurance      932,780    3,811,034          -       33,497     182,921     262,998     187,486       88,960     80,526     N/A

------------------------------------------------------------------------------------------------------------------------------------

Total         $  2,330,805  $ 25,649,042 $       -  $    83,634  $  182,921  $1,965,362  $  190,210  $   278,605  $ 261,468      N/A

------------------------------------------------------------------------------------------------------------------------------------
*Allocations of net investment income and other operating expenses are based on various assumptions and estimates.


IDS LIFE INSURANCE COMPANY
SCHEDULE III - SUPPLEMENTARY INSURANCE INFORMATION ($ thousands)
FOR THE YEAR ENDED DECEMBER 31, 1995

    Column A      Column B     Column C    Column D    Column E    Column F   Column G    Column H    Column I    Column J  Column K

    Segment      Deferred     Future       Unearned  Other policy  Premium      Net       Benefits,  Amortization Other     Premiums
                  policy      policy       premiums   claims and  revenue    investment   claims,     of deferred operating  written
                 acquisition benefits,                benefits                income     losses and    policy     expenses*
                   cost       losses,                 payable                            settlement   acquisition
                              claims and                                                  expenses     costs
                               loss
                               expenses
------------------------------------------------------------------------------------------------------------------------------------

Annuities      $ 1,227,169 $ 21,404,836 $       -  $     28,191  $       -  $1,651,067  $    2,693  $   189,626  $  166,191      N/A



Life, DI,
and Long-term
Care Insurance     798,556    3,613,253          -        28,132    161,530     256,242     164,749       90,495      45,451     N/A


------------------------------------------------------------------------------------------------------------------------------------

Total          $ 2,025,725 $ 25,018,089 $       -  $     56,323  $ 161,530  $1,907,309  $  167,442  $   280,121  $  211,642      N/A

------------------------------------------------------------------------------------------------------------------------------------
*Allocations of net investment income and other operating expenses are based on various assumptions and estimates.



IDS LIFE INSURANCE COMPANY
SCHEDULE IV - REINSURANCE ($ thousands)
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

--------------------------------------------------------------------------------------------------
         Column A            Column B      Column C       Column D       Column E    Column F

                           Gross amount  Ceded to other Assumed from         Net    % of amount
                                          companies   other companies      Amount  assumed to net
---------------------------------------------------------------------------------------------------

For the year ended
  December 31, 1997

Life insurance in force  $ 73,119,122   $ 4,351,904    $ 1,611,596    $ 70,378,814    2.29%
-------------------------------------------------------------------------------------------

Premiums:
  Life insurance         $     55,094   $     3,124    $       503    $     52,473    0.96%
  DI & LTC insurance          196,799        42,778             --         154,021    0.00%
-------------------------------------------------------------------------------------------
Total premiums           $    251,893   $    45,902    $       503    $    206,494    0.24%
-------------------------------------------------------------------------------------------

For the year ended
  December 31, 1996

Life insurance in force  $ 65,571,173   $ 3,875,921    $ 1,703,181    $ 63,398,433    2.69%
-------------------------------------------------------------------------------------------

Premiums:
  Life insurance         $     54,111   $     3,253    $       545    $     51,403    1.06%
  DI & LTC insurance          164,561        33,043             --         131,518    0.00%
-------------------------------------------------------------------------------------------
Total premiums           $    218,672   $    36,296    $       545    $    182,921    0.30%
-------------------------------------------------------------------------------------------

For the year ended
  December 31, 1995

Life insurance in force  $ 57,895,180   $ 3,771,204    $ 1,788,352    $ 55,912,328    3.20%
-------------------------------------------------------------------------------------------

Premiums:
  Life insurance         $     53,089   $     2,648    $      (248)   $     50,193   -0.49%
  DI & LTC insurance          137,016        25,679             --         111,337    0.00%
-------------------------------------------------------------------------------------------
Total premiums           $    190,105   $    28,327    $      (248)   $    161,530   -0.15%
-------------------------------------------------------------------------------------------

IDS LIFE INSURANCE COMPANY
SCHEDULE V - VALUATION AND QUALIFYING ACCOUNTS ($ thousands)
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

------------------------------------------------------------------------------------------------------
      Column A                Column B       Column C                        Column D       Column E

                                                  Additions
                                                  ---------
                             Balance at                    Charged to
Description                  Beginning     Charged to     Other Accounts-   Deductions-  Balance at End
                             of Period   Costs & Expenses    Describe        Describe *     of Period
-------------------------------------------------------------------------------------------------------
For the year ended
  December 31, 1997
----------------------------
Reserve for Mortgage Loans    $37,495         $8,801            $0             $7,651        $38,645
Reserve for Other Investments $3,963          $2,100            $0                 $0         $6,063

For the year ended
  December 31, 1996
----------------------------
Reserve for Mortgage Loans    $37,340        $10,005            $0             $9,850        $37,495
Reserve for Other Investments $4,713           ($750)           $0                 $0         $3,963

For the year ended
  December 31, 1995
----------------------------
Reserve for Mortgage Loans    $35,252        $15,900            $0            $13,812       $37,340
Reserve for Other Investments $7,515         ($2,802)           $0                 $0        $4,713


* 1997, 1996 and 1995 amounts represent $7,651, $9,850, and $13,812, respectively, for loan payoffs and foreclosures.